UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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CAESARS ENTERTAINMENT CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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One Caesars Palace Drive

Las Vegas, Nevada 89109

April 10, 2018

Dear Fellow Stockholders:

We cordially invite you to attend our 2018 Annual Meeting of Stockholders, which will be held on Wednesday, May 30, 2018, at 11:00 a.m., Pacific Time, in the Pisa and Palermo Rooms at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109.

At the meeting, we will vote on proposals to elect four directors and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy card, or grant your proxy electronically over the Internet or by telephone, so that your shares will be represented at the meeting. If you do attend, you may vote in person, even if you have sent in your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

James Hunt

Chairman, Board of Directors

Mark Frissora

President and Chief Executive Officer

One Caesars Palace Drive

Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 30, 2018

To the Stockholders of Caesars Entertainment Corporation:

Caesars Entertainment Corporation (the “Company”) will hold its annual meeting of stockholders on May 30, 2018, at 11:00 a.m., Pacific Time, in the Pisa and Palermo Rooms at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109, for the following purposes:

1.	To elect four directors to serve until the 2019 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified;
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018; and
3.	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.

Only stockholders that owned the Company’s common stock at the close of business on April 4, 2018 are entitled to notice of and may vote at this annual meeting or any adjournment of the meeting. A list of the Company’s stockholders of record will be available at the Company’s corporate headquarters located at One Caesars Palace Drive, Las Vegas, Nevada 89109, during ordinary business hours, for 10 days prior to the annual meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS OR COMPLETE, DATE, SIGN AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

By Order of the Board of Directors,

Scott E. Wiegand

Corporate Secretary

Las Vegas, Nevada

April 10, 2018

One Caesars Palace Drive
Las Vegas, Nevada 89109

PROXY STATEMENT

One Caesars Palace Drive
Las Vegas, Nevada 89109

Proxy Statement for Annual Meeting of Stockholders
to be held on May 30, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, MAY 30, 2018

The Company’s proxy statement (including sample proxy card) and 2017 Annual Report to Stockholders are available on our web site at www.caesars.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials, including the Company’s proxy statement and 2017 Annual Report to Stockholders, at https://www.proxydocs.com/CZR.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 30, 2018

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	WHEN WAS THIS PROXY STATEMENT FIRST MAILED OR MADE AVAILABLE TO STOCKHOLDERS?

A:

This proxy statement was first mailed or made available to stockholders of Caesars Entertainment Corporation (“Caesars,” “CEC,” “we” or the “Company”) on or about April 10, 2018. Our 2017 Annual Report to Stockholders is being mailed and made available with this proxy statement. The 2017 Annual Report is not part of the proxy solicitation materials.

Q:	WHAT IS THE PURPOSE OF THE ANNUAL MEETING, AND WHAT AM I VOTING ON?

A:	At the annual meeting you will be voting on the following proposals:

1.

The election of four directors to serve until the 2019 annual meeting of the stockholders of the Company or until such director’s respective successor is duly elected and qualified. This year’s Board of Directors nominees are:

•	Mark Frissora
•	James Hunt
•	John Dionne
•	Richard Schifter
2.	A proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Q:	WHAT ARE THE BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?

A:	The Company’s Board of Directors (the “Board”) recommends the following votes:

1.	FOR each of the director nominees.
2.	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018.

Q:	WHO MAY ATTEND THE ANNUAL MEETING?

A:

Stockholders of record as of the close of business on April 4, 2018, which is the “Record Date,” or their duly appointed proxies may attend the annual meeting. “Street name” holders (those whose shares are held through a broker or other nominee) must bring a copy of a brokerage statement reflecting their ownership of our common stock as of the Record Date. Space limitations may make it necessary to limit attendance to stockholders, and valid picture identification is required.  Cameras, recording devices and other electronic devices are not permitted at the annual meeting. Registration will begin at 10:30 a.m., local time, and the annual meeting will commence at 11:00 a.m., local time, in the Pisa and Palermo Rooms of the Company’s corporate headquarters at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109. If you need assistance with directions to the annual meeting, please contact Charise Crumbley – Investor Relations at (702) 407-6292.

Q:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:

Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of and to participate in the annual meeting. Except as described below related to cumulative voting with respect to the election of directors, each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Caesars had 698,170,293 shares of common stock outstanding. Any stockholder entitled to vote may vote either in person or by duly authorized proxy.

Q:	IS CUMULATIVE VOTING PERMITTED FOR THE ELECTION OF DIRECTORS?

A:

Yes. In the election of directors, you may cumulate your votes. Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes you have the right to cast (before cumulating votes), multiplied by the number of directors to be elected. For example, if you own 100 shares of stock, and there are four directors to be elected at the annual meeting, you could allocate 400 “For” votes (four times 100) among as few or as many of the four nominees to be voted on at the annual meeting as you choose.

If you choose to cumulate your votes, you will need to submit a proxy card or a ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the annual meeting. You will not be able to cumulate your votes if you vote by telephone. Accordingly, if you wish to cumulate your votes, you must vote using one of the other three methods of voting available. See the question below “How Do I Vote If My Shares Are Registered Directly in My Name?”

If you hold shares beneficially in street name through a broker or other nominee and wish to cumulate votes, you should contact your broker or other nominee for instruction.

If you vote by proxy card and sign your card with no further instructions, Mark Frissora, Timothy Donovan, and Scott Wiegand, as proxy holders, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you “Withhold” your vote.

For all other matters, each share of common stock outstanding as of the Record Date is entitled to one vote.

Q:	WHO IS SOLICITING MY VOTE?

A:

Our Board is sending you and making available this proxy statement in connection with the solicitation of proxies for use at the annual meeting. The Company pays the cost of soliciting proxies. Proxies may be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by certain of our directors, officers and employees, without additional compensation. Forms of proxies and proxy materials may also be distributed through brokers, custodians and other like parties to the beneficial owners of shares of our common stock, in which case we will reimburse these parties for their reasonable out-of-pocket expenses.

Q:	WHAT CONSTITUTES A QUORUM?

A:

The presence, in person or by proxy, of the holders of record of shares of our capital stock entitling the holders thereof to cast a majority of the votes entitled to be cast by the holders of shares of capital stock entitled to vote at the annual meeting constitutes a quorum. There must be a quorum for business to be conducted at the annual meeting. Failure of a quorum to be represented at the annual meeting will necessitate an adjournment or postponement of the annual meeting and will subject the Company to additional expense. Votes withheld from any nominee for director, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IS A “BROKER NON-VOTE”?

A:

Under the NASDAQ rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, such action is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT DIRECTORS?

A:

Directors are elected by a plurality of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote on the election of directors. “Plurality” means that the nominees receiving the greatest number of affirmative votes will be elected as directors, up to the number of directors to be chosen at the meeting. Broker non-votes will not affect the outcome of the election of directors, because brokers do not have discretion to cast votes on this proposal without instruction from the beneficial owner of the shares.

Cumulative voting is permitted with respect to the election of directors at the annual meeting.  See the question above “Is Cumulative Voting Permitted for the Election of Directors?” and the section “Proposal 1 – Election of Directors.”

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP?

A:

The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2018 must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. Because it is a routine matter and brokers are entitled to exercise their voting discretion without receiving instructions from the beneficial owner of the shares, broker non-votes will not affect the outcome of the approval of Deloitte & Touche LLP.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:

If you attend the meeting or send in your signed proxy card but abstain from voting, you will still be counted for purposes of determining whether a quorum exists.  Abstentions will have no effect on the outcome of the vote on any proposal because abstentions do not represent votes cast.

Q:	WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:

We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our by-laws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be included in our proxy materials for the annual meeting, proposals must have been received by our Corporate Secretary no later than December 13, 2017. For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, not earlier than January 4, 2018 and not later than February 3, 2018. We did not receive notice of any properly brought matters by the deadlines for this year’s annual meeting.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET?

A:

If you are a registered stockholder and you do not sign and return your proxy card or vote by telephone or over the Internet, your shares will not be voted at the annual meeting. Questions concerning stock certificates and registered stockholders may be directed to Computershare, P.O. Box 505005, Louisville, KY 40233-5005 via regular U.S. mail or Computershare, 462 South 4th Street, Suite 1600, Louisville, KY 40202 via overnight, certified or registered delivery or by telephone at (800) 962-4284. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters but may not vote your shares on non-routine matters. Under applicable stock market rules, Proposal 2 relating to the ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter, and brokers and other nominees may exercise their voting discretion without receiving instructions from the beneficial owners of the shares. Proposal 1 is a non-routine matter and, therefore, may only be voted in accordance with instructions received from the beneficial owners of the shares.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:

We offer four methods for you to vote your shares at the annual meeting. While we offer four methods, we encourage you to vote through the Internet or by telephone, as they are the most cost-effective methods for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card.

You may (i) vote in person at the annual meeting or (ii) authorize the persons named as proxies on the enclosed proxy card, Mark Frissora, Timothy Donovan and Scott Wiegand, to vote your shares by returning the enclosed proxy card by mail, through the Internet or by telephone.

•	By Internet: Go to www.proxypush.com/CZR. Have your proxy card available when you access the web site. You will need the control number from your proxy card to vote.

•

By telephone: Call (866) 416-3128 toll-free (in the United States, U.S. territories and Canada) on a touch-tone telephone. Have your proxy card available when you call. You will need the control number from your proxy card to vote. Cumulative voting cannot be accepted by telephone.  If you wish to participate in cumulative voting, you must use one of the other three methods of voting (in person at the annual meeting, by Internet or by mail).

•	By mail: Complete, sign and date the proxy card, and return it in the postage paid envelope provided with the proxy material.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:

If your shares are held in street name, you will receive a form from your broker or other nominee seeking instruction as to how your shares should be voted. You should contact your broker or other nominee with questions about how to provide or revoke your instructions.

In the election of directors, you may cumulate your votes.  If you hold shares in street name and wish to cumulate votes, you should contact your broker or other nominee for instruction.

Q:	WHO WILL COUNT THE VOTE?

A:	Mediant Communications, LLC has been engaged as our independent inspector of election to tabulate stockholder votes for the 2018 annual meeting.

Q:	CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:

Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised: by appointing a new proxy; by providing written notice to the Corporate Secretary or acting secretary of the annual meeting or by voting in person at the annual meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

Q:	MAY I VOTE AT THE ANNUAL MEETING?

A:

If you complete a proxy card or vote through the Internet or by telephone, then you may still vote in person at the annual meeting. To vote at the annual meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the annual meeting.

If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting, you must first obtain a proxy issued in your name from the broker, bank or other nominee, otherwise you will not be permitted to vote in person at the annual meeting.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) within four business days following the annual meeting. All reports we file with the SEC are available when filed. Please see the section “Where to Find Additional Information” at the end of this proxy statement.

Q:	WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE 2019 ANNUAL MEETING?

A:

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than December 11, 2018 in order for the proposal to be considered for inclusion in our proxy materials for the 2019 annual meeting. To otherwise bring a proposal or nomination before the 2019 annual meeting, you must comply with our by-laws. Currently, our by-laws require written notice to the Corporate Secretary between January 30, 2019 and March 1, 2019. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before January 30, 2019 or after March 1, 2019, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our by-laws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their discretion.

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to our Corporate Secretary at Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109, or by calling the Corporate Secretary at (702) 407-6000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	HOW IS THE COMPANY’S GOVERNANCE DIFFERENT SINCE THE MERGER WITH CAESARS ACQUISITION COMPANY AND CEOC’S EMERGENCE FROM BANKRUPTCY?

A:

On October 6, 2017, we consummated our merger with Caesars Acquisition Corporation (the “Merger”) and, on the same date, Caesars Entertainment Operating Company, Inc. (“CEOC”) and certain of its subsidiaries emerged from bankruptcy pursuant to a plan of reorganization (the “Emergence” and collectively with the Merger, the “Emergence Transactions”).

Following the Emergence Transactions, the Company is no longer controlled by affiliates of Apollo Global Management, LLC (together with such affiliates, “Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG” and, together with Apollo, the “Sponsors”) and is therefore no longer a “controlled company” under NASDAQ listing standards.  We have a one-year transition period in which to comply with the NASDAQ corporate governance requirements that a majority of the Board, and that the Compensation and Management Development Committee (formerly the Human Resources Committee) and Nominating and Corporate Governance Committee consist of independent directors. The Board consists of 10 directors, nine of whom are “independent” under the NASDAQ listing standards, and as of the date of this proxy statement, we were in compliance with NASDAQ corporate governance requirements for non-controlled companies. Further, the plan of reorganization required that our classified Board structure be phased-out over three years.

Q:	HOW DOES CEOC’S VOLUNTARY CHAPTER 11 REORGANIZATION AFFECT THIS PROXY STATEMENT?

A:

The bankruptcy and subsequent Emergence of CEOC have no impact on this proxy statement, except that we did not consolidate CEOC and its subsidiaries in our financial results during the bankruptcy proceedings. Upon Emergence, CEOC reorganized into an operating company and a property company, and the operating company merged with and into CEOC, LLC, a wholly-owned subsidiary of the Company. The property company is a separate entity called VICI Properties, Inc. and is owned by certain of CEOC’s former creditors. Accordingly, except as otherwise expressly specified herein, any amounts disclosed in this proxy statement do not include amounts attributable to CEOC and its subsidiaries for the period from its deconsolidation until Emergence but do include amounts attributable to CEOC, LLC and its subsidiaries subsequent to Emergence.

Q:	IS THERE OTHER BACKGROUND INFORMATION RELEVANT TO THIS PROXY STATEMENT?

A:	Additional information regarding the Company is available in our annual report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 8, 2018 (the “2017 Annual Report”).

CORPORATE GOVERNANCE

Director Independence

As of the date of this proxy statement, nine of our 10 directors are independent under the NASDAQ listing standards.  Prior to the Emergence Transactions, Hamlet Holdings LLC (“Hamlet Holdings”), the members of which were composed of five individuals affiliated with the Sponsors, beneficially owned approximately 60% of our common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors had the power to elect all of our directors.  Prior to the Emergence Transactions, we were a “controlled company” under NASDAQ listing standards, and we elected not to comply with the NASDAQ corporate governance requirement that a majority of our Board and our Compensation and Management Development and Nominating and Corporate Governance Committees consist of independent directors.  Following the Emergence Transactions, the Company is no longer controlled by the Sponsors and is therefore no longer a “controlled company,” and we have a one-year transition period in which to comply with such NASDAQ corporate governance requirements. As of the date of this proxy statement, we were in compliance with NASDAQ corporate governance requirements for non-controlled companies.  See “Certain Relationships and Related Party Transactions” for a discussion of the changes in our ownership structure in connection with the Emergence Transactions.

Our Board affirmatively determines whether each director and director nominee is independent in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable NASDAQ listing standards. These guidelines are contained in our Corporate Governance Guidelines, which are posted on the Governance page of our website located at http://investor.caesars.com.

Board Composition Prior to the Emergence Transactions

Prior to the Emergence Transactions, the Board consisted of 11 members: Gary Loveman, Mark Frissora, Jeffrey Benjamin, David Bonderman, Fred Kleisner, Eric Press, Marc Rowan, David Sambur, Christopher Williams, Bernard Zuroff and Richard Schifter.  Kelvin Davis was a member of the Board until May 4, 2017, the date of the Company’s 2017 annual meeting of stockholders at which he did not stand for re-election. Based upon the NASDAQ listing standards, we did not believe that Messrs. Loveman, Benjamin, Bonderman, Davis, Frissora, Press, Rowan, Schifter or Sambur were considered independent because of their relationships with certain affiliates of the Sponsors or other relationships with us. Our Board affirmatively determined that Messrs. Kleisner, Williams and Zuroff were independent under the NASDAQ listing standards.  The Board also affirmatively determined that Messrs. Kleisner, Williams and Zuroff, the former members of our Audit Committee in 2017, met the audit committee independence requirements of Rule 10A-3 of the Exchange Act. Messrs. Benjamin, Bonderman, Kleisner, Press, Rowan and Zuroff resigned from the Board immediately prior to the Emergence Transactions.

Mr. Loveman, our former President and Chief Executive Officer and our former Chairman of the Board, was appointed to the Board in February 2000.  He was appointed as our Chairman in January 2005 and continued to serve in that role until his resignation on October 6, 2017.  Following the Emergence Transactions, Mr. James Hunt was appointed as our Chairman.  As discussed below, Mr. Frissora was appointed to the Board in February 2015 in connection with his employment. Pursuant to the Stockholders’ Agreement (as defined below), Messrs. Benjamin, Press, Rowan and Sambur were appointed to the Board as a consequence of their respective relationships with Apollo, and Messrs. Bonderman and Schifter were appointed to the Board as a consequence of their respective relationships with TPG.

Board Composition Following the Emergence Transactions

As of the date of this proxy statement, our Board consists of 10 members: James Hunt, as Chairman, Thomas Benninger, John Boushy, John Dionne, Matthew Ferko, Mark Frissora, Don Kornstein, David Sambur, Richard Schifter, and Christopher Williams.  Based upon the NASDAQ listing standards, we do not believe that Mr. Frissora is considered independent because of his position as President and Chief Executive Officer of the Company. Messrs. Sambur and Schifter have been designated as independent following the Emergence Transactions, in part, because the Sponsors no longer control the Company.

Our Board has affirmatively determined that former director Marilyn Spiegel and each current director, except for Mr. Frissora, is independent under the NASDAQ listing standards.  The Board has also affirmatively determined that Messrs. Dionne, Benninger and Ferko, the members of our Audit Committee since October 6, 2017, meet the audit committee independence requirements of Rule 10A-3 of the Exchange Act and that Messrs. Sambur, Schifter and Williams and Ms. Spiegel, the current and former members of our Compensation Committee since October 6, 2017, meet, and, in the case of former member Ms. Spiegel, met, the compensation committee requirements of Rule 10C-1 of the Exchange Act.

Declassification of the Board. Prior to the Emergence Transactions, our Board was divided into three classes. The members of each class served for a staggered, three-year term.  Pursuant to our certificate of incorporation, our Board is undergoing declassification, beginning with our 2018 annual meeting and ending with our Board being fully declassified as of our 2020 annual meeting.  Beginning in 2020, our entire Board will be elected annually.

Executive Sessions. Our Corporate Governance Guidelines provide that the independent directors shall meet at least twice annually in executive session. The independent directors of the post-Emergence Board met in executive session two times during 2017 and have continued to meet regularly in executive session in 2018.

Stockholder Nominees and Recommendations. Our by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Corporate Secretary. In addition, the Nominating and Corporate Governance Committee will consider any director candidates recommended by our stockholders that meet our by-law notice requirements for stockholder director nominees. Generally, to be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, addressed to the Corporate Secretary, no earlier than 120 days and no later than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that, if the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the first anniversary of the preceding year’s annual meeting, to be timely the stockholder notice must be received no earlier than 120 days before such annual meeting and no later than the later of 90 days before such annual meeting or the tenth day after the day on which public disclosure of the date of such meeting is first made. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of the stockholder notice. You should consult our by-laws for more detailed information regarding the process by which stockholders may nominate directors. Our by-laws are posted on the Governance page of our web site located at http://investor.caesars.com.

Board Committees. Our Board has the following standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, and the Strategy and Finance Committee. The Board has determined that each committee member is independent as defined in the NASDAQ listing standards. The Board has adopted a written charter for each of these committees. The charters for each of these committees are available on the Governance page of our web site located at http://investor.caesars.com.

The chart below reflects the composition of the standing committees of our Board as of the date of this proxy statement:

Name of Director	Audit		Compensation and Management Development Committee		Strategy and Finance		Nominating & Corporate Governance
Thomas Benninger	X				X
John Boushy							X
John Dionne	X	*
Matthew Ferko	X						X
Don Kornstein					X	*
David Sambur			X	*	X
Richard Schifter			X				X	*
Christopher Williams			X

*	Committee Chair

Audit Committee

Our Audit Committee currently consists of Messrs. Dionne, as chairman, Benninger and Ferko.  Messrs. Williams, Kleisner and Zuroff served on the committee until their resignation on October 6, 2017.

Our Audit Committee met on nine occasions during 2017. Our Board has determined that Messrs. Dionne, Benninger and Ferko each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Messrs. Dionne, Benninger and Ferko are independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NASDAQ listing standards. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements; provide an avenue of communication among our independent auditors, management, our internal auditors and our Board; and prepare the Audit Committee Report required by the SEC to be included in our annual proxy statement or annual report on Form 10-K. The principal duties and responsibilities of our Audit Committee are to oversee and monitor the following:

•	Preparation of the annual audit committee report to be included in our annual proxy statement;
•	Our financial reporting process and internal control system;
•	The integrity of our financial statements;
•	The independence, qualifications and performance of our independent auditor;
•	The performance of our internal audit function;
•	Our compliance with legal, ethical and regulatory matters; and
•	Risks that may have a material impact on the financial statements or the Company's policies and procedures and internal controls.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation and Management Development Committee

Our Compensation and Management Development Committee (the “Compensation Committee”) serves as our compensation committee with the specific purpose of designing, approving and evaluating the administration of our compensation plans, policies and programs. Our Compensation Committee currently consists of Messrs. Sambur, as chairman, Schifter and Williams.  Prior to the Emergence Transactions, our Compensation Committee was known as our Human Resources Committee (the “Prior Compensation Committee”).  In 2017, the Prior Compensation Committee consisted of Messrs. Benjamin, Davis and Rowan until May 4, 2017 (the date of our 2017 annual meeting of stockholders) and Messrs. Benjamin, Rowan and Schifter from May 4, 2017 until October 6, 2017, at which time Messrs. Benjamin and Rowan resigned from the Board and Mr. Schifter resigned from the Prior Compensation Committee.

The purpose of the Compensation Committee is to design compensation programs that encourage high performance, promote accountability and align employee interests with the interests of our stockholders.  The Compensation Committee is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all the named executive officers. The Prior Compensation Committee and Compensation Committee met on a total of five occasions during 2017.

The qualifications of the Compensation Committee members stem from roles as corporate leaders, private investors and board members of several large corporations. Their knowledge and experience in company operations, financial analytics, business operations and understanding of human capital management enables the members to carry out the objectives of the Compensation Committee. Prior to the Emergence Transactions, we chose the “controlled company” exception under the NASDAQ listing standards, which exempted us from the requirement to have a compensation committee composed entirely of independent directors. Although we have a one-year transition period from the Emergence Transactions in which to comply with such NASDAQ listing standards, our Compensation Committee was composed entirely of independent directors as of the date of this proxy statement as independence is defined in Rule 10C-1 of the Exchange Act and under the NASDAQ listing standards.

Our Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee or to specified executives of the Company, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.

Each year the Compensation Committee reviews whether the work of the Company’s compensation consultants raises any conflicts of interest. The Compensation Committee has determined that the work of Willis Towers Watson, Steven Hall, Mercer Investment Consulting and Stoel Rives LLP (whose services are described under “Compensation Discussion and Analysis — Role of Outside Consultants in Establishing Compensation” below) did not raise any conflicts of interest in fiscal 2017 and does not currently raise any conflicts of interest. In making this assessment, the Compensation Committee considered that none of Willis Towers Watson, Steven Hall, Mercer Investment Consulting or Stoel Rives LLP provided any other services to the Company unrelated to executive compensation, except for certain work performed by Willis Towers Watson related to employee benefits that we do not believe raises any potential conflicts under the factors enumerated in Rule 10C-1(b) under the Exchange Act. During 2017, we maintained a separate 162(m) Plan Committee consisting of Messrs. Kleisner, Williams and Zuroff as outside directors until October 6, 2017 and Messrs. Sambur and Williams until February 1, 2018, when the committee was disbanded upon the resignation of Marilyn Spiegel, the only Compensation Committee member who was not determined to be an outside director for 162(m) purposes, and its function was assumed by the Compensation Committee.

Nominating and Corporate Governance Committee

Our Board has established a Nominating and Corporate Governance Committee, whose current members are Messrs. Schifter, as chairman, Boushy and Ferko. Mr. Davis served on the committee until his resignation from the Board on May 4, 2017.  Our Nominating and Corporate Governance Committee met three times during 2017. The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•

To identify individuals qualified to become Board members consistent with criteria approved by the Board for Board and committee membership, and to recommend to our Board proposed nominees for election to the Board and for membership on committees of our Board;

•	To make recommendations regarding proposals submitted by our stockholders; and
•	To make recommendations to our Board regarding board governance matters and practices.

Prior to the Emergence Transactions, we chose the “controlled company” exception under the NASDAQ listing standards, which exempted us from the requirement to have a Nominating and Corporate Governance Committee composed entirely of independent directors. Although we have a one-year transition period from the Emergence Transactions in which to comply with such NASDAQ listing standards, our Nominating and Corporate Governance Committee was composed entirely of independent directors as of the date of this proxy statement.

Strategy and Finance Committee

Our Strategy and Finance Committee currently consists of Messrs. Kornstein, as chairman, Benninger and Sambur. The purpose of the Strategy and Finance Committee is to assist the Board in the oversight of certain strategic transactions and financial matters primarily relating to indebtedness and financing transactions.

Board Composition Following the Emergence Transactions.  In connection with the Emergence Transactions and as specified in CEOC’s plan of reorganization, (i) Mr. Frissora continued as a member of the Board; (ii) both CEC and Caesars Acquisition Company (“CAC”) were entitled to appoint two members of our Board, (iii) the Official Committee of the Second Priority Noteholders appointed in connection with the Plan (the “Second Lien Committee”) was entitled to appoint three members of our Board; (iv) the holders of greater than two-thirds of the claims in respect of CEOC’s first lien notes (the “Consenting First Lien Noteholders”) were entitled to appoint two members of our Board; and (v) the holders of greater than two-thirds of the claims in respect of CEOC’s first lien bank debt and of the subsidiary-guaranteed notes (together, the “Consenting Bank/SGN Creditors”) were entitled to appoint one member of our Board.  Accordingly, the following persons were appointed to our Board for the director classes and terms listed in the chart below:

Name	Designating Party	Director Class	Term Expiring at the Annual Meeting of Stockholders in
Mark Frissora	N/A	I	2018
James Hunt*	Second Lien Committee	I	2018
John Dionne	Consenting First Lien Noteholders	I	2018
Richard Schifter	CEC/CAC	I	2018
Thomas Benninger	Second Lien Committee	II	2019
Matthew Ferko	Consenting Bank/SGN Creditors	II	2019
Marilyn Spiegel	Consenting First Lien Noteholders	II	2019
Christopher Williams	CEC/CAC	II	2019
John Boushy	Second Lien Committee	III	2020
Don Kornstein	CEC/CAC	III	2020
David Sambur	CEC/CAC	III	2020

*	Chairman of the Board

Stockholders Agreement Regarding Nominees and Elections. Prior to the Emergence Transactions and before we ceased to be a “controlled company” within the meaning of the NASDAQ listing standards, each of Messrs. Loveman, Benjamin, Bonderman, Davis, Frissora, Press, Rowan and Sambur was elected to the Board pursuant to the Stockholders’ Agreement or an employment arrangement. Under the Stockholders’ Agreement, until we ceased to be a “controlled company,” each of the Sponsors had the right to nominate four directors to our Board. In addition, under the Stockholders’ Agreement, until we ceased to be a “controlled company,” each of the Sponsors had the right to designate four members of each committee of our Board except to the extent that such a designee was not permitted to serve on a committee under applicable law, rule, regulation or listing standards. Pursuant to the Stockholders’ Agreement, Messrs. Benjamin, Press, Rowan and Sambur were appointed to the Board as a consequence of their respective relationships with Apollo, and Messrs. Bonderman, Davis and Schifter were appointed to the Board as a consequence of their respective relationships with TPG. TPG elected not to appoint a third or fourth director in accordance with the terms of the Stockholders’ Agreement. Mr. Loveman was appointed to the Board pursuant to the Stockholders’ Agreement and was later named Chairman as a consequence of his being Chief Executive Officer and President of the Company, prior to July 2015.  In connection with the Emergence Transactions, the Stockholders’ Agreement was terminated.  Mr. Frissora was appointed to the Board pursuant to his employment agreement and as a result of his appointment to Chief Executive Officer and President of the Company in July 2015.

Criteria for Director Nomination.

The Board seeks members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. Our Nominating and Corporate Governance Committee identifies and recommends to the Board persons to be nominated to serve as directors of the Company. In recruiting and evaluating new director candidates, the Nominating and Corporate Governance Committee considers such factors as industry background, financial and business experience, public company experience, other relevant education and experience, general reputation, independence and diversity.  Although none of the Company’s current directors is a woman following the resignation of Marilyn Spiegel from the Board for personal reasons on January 31, 2018, the Board, led by the Nominating and Corporate Governance Committee, is actively engaged in a process to identify qualified women and minority candidates to add to our Board.  We value diversity and, in March 2018, the

Nominating and Corporate Governance Committee approved a list of experiences and characteristics to consider when evaluating director candidates that includes consideration of gender and ethnic/racial diversity because having diverse backgrounds and points of view benefits our Board and the Company. In addition, we believe each director contributes to the Board’s overall diversity, by way of their variety of opinions, perspectives and personal and professional experiences and backgrounds.

The Nominating and Corporate Governance Committee considers, consistent with applicable law, the Company’s certificate of incorporation and by-laws and the criteria set forth in our Corporate Governance Guidelines, any candidates proposed by any senior executive officer, director or stockholder. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders on the same basis as all other candidates.

In addition, individual directors and all persons nominated to serve as directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their boardroom decisions, and be in a position to devote an adequate amount of time to the effective performance of director duties.

Prior to nominating a person to serve as a director, the Nominating and Corporate Governance Committee evaluates the candidate based on the criteria described above.  In addition, prior to accepting re-nomination, each director should evaluate himself or herself as to whether he or she satisfies the criteria described above.  To assess the effectiveness of our policies and practices, the Nominating and Corporate Governance Committee reviews with the Board, on an annual basis, the appropriate criteria used to evaluate new director candidates.

Director Qualifications.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ biographical information set forth below under “Proposal 1 — Election of Directors.”

Each of the Company’s current directors possesses high ethical standards, acts with integrity, and exercises careful, mature judgment. Each is committed to employing his skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board.

Board Leadership Structure. Prior to 2015, the Board historically appointed the Company’s Chief Executive Officer and President as Chairman because he is the director most familiar with the Company’s business and industry and, as a result, is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. On February 4, 2015, the Company announced that Gary Loveman, then Chairman and Chief Executive Officer, had decided to begin transitioning management of the Company. Mark Frissora joined the Company as Chief Executive Officer Designate and a member of the Board, and became the President and Chief Executive Officer on July 1, 2015. Mr. Loveman continued to serve as Chairman of the Board until October 6, 2017.  In light of Mr. Loveman’s significant history with the Company, the Board believed that Mr. Loveman’s continuation as Chairman until the Emergence Transactions provided the Company with important continuity and industry expertise.  Our by-laws provide for a non-executive Chairman of the Board as required by CEOC’s plan of reorganization.  The Board has not designated a lead independent director. Upon Mr. Loveman’s resignation on the date of CEOC’s Emergence, James Hunt was appointed Chairman of the Board due to his executive leadership experience in the leisure and entertainment industry, his extensive directorship experience and his accounting and financial experience.

Board’s Role in Risk Oversight. The Board exercises its role in the oversight of risk as a whole through the Audit Committee. The Audit Committee receives regular reports from the Company’s risk management and compliance departments.

Compensation Risk Assessment. On an annual basis, our management reviews our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presents its findings to the Compensation Committee. Based on this assessment and review, we believe our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us. In evaluating our compensation policies and practices, we considered the following elements of our compensation programs from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally:

The Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk.

The Compensation Committee sets senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, the Compensation Committee has historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives.

The Compensation Committee has the authority to clawback bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in a financial restatement by the Company.

The Company is subject to many restrictions due to gaming, compliance and other regulations that mitigate the risk that employees take action that put our business at risk and that the compensation programs incentivize them to do so.

Board Meetings and Committees; Director Attendance at Annual Meeting of Stockholders. During 2017, our Board held seven meetings. All directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served, other than Messrs. Bonderman and Davis, who attended less than 75% of the meetings of the Board and committees on which they serve. Our directors are encouraged to attend the Company’s annual stockholder meeting. Two of our directors attended our 2017 annual meeting of stockholders.

Policy Regarding Communication with the Board. Stockholders and other interested parties may contact the Board as a group or any individual director by sending a letter (signed or anonymous) to: c/o Corporate Secretary, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109. We will forward all such communications to the applicable Board member(s), except for material that is unduly hostile, threatening, illegal or similarly unsuitable. In addition, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product complaints, suggestions, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Company’s legal department will review the communication, and concerns will be addressed through our regular procedures for addressing such matters. Depending on the nature of the concern, management also may refer matters to our internal audit, legal, finance or other appropriate department. If the volume of communication becomes such that the Board adopts a process for determining which communications will be relayed to Board members, that process will appear on the Governance page of our web site located at http://investor.caesars.com.

Corporate Governance Guidelines. The Company has adopted Corporate Governance Guidelines that we believe reflect the Board’s commitment to a system of governance that enhances corporate responsibility and accountability. The Corporate Governance Guidelines contain provisions addressing the following matters, among others:

•	Board composition (i.e., size);
•	Director qualifications;
•	Director independence;
•	Director retirement policy and changes in a non-employee director’s primary employment;
•	Director term limits (and the lack thereof);
•	Director responsibilities, including director access to officers and employees;
•	Board meetings and attendance and participation at those meetings;
•	Executive sessions;
•	Board committees;
•	Director orientation and continuing education;
•	Chief Executive Officer evaluation and compensation;

•	Director compensation;
•	Management succession planning;
•	Performance evaluation of the Board and its committees; and
•	Public interactions.

The Corporate Governance Guidelines are available on the Governance page of our web site located at http://investor.caesars.com. We intend to disclose any future amendments to the Corporate Governance Guidelines on our web site.

Code of Ethics. We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees (the “Code of Ethics”). The Code of Ethics is available on the Governance page of our web site located at http://investor.caesars.com. To the extent required pursuant to applicable SEC regulations, we intend to post amendments to or waivers from our Code of Ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) at this location on our web site or to report the same on a Current Report on Form 8-K. Our Code of Ethics is available free of charge upon request to our Corporate Secretary, Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

Corporate Citizenship. In 2017, we launched our new corporate citizenship framework under the branded theme of People, Planet, Play (People: supporting the wellbeing of our team members, guests and local communities. Planet: caring for our planet so our guests don’t need to worry. Play: creating memorable experiences for our guests and leading responsible gaming practices in the industry). This approach unites all our properties and business activities behind a shared framework with a common language to more effectively support sustainable and ethical profitable business growth. Our new People Planet Play platform builds on many years of investment across all aspects of citizenship: some examples follow.

Environmental Stewardship. In 2017, the Company earned “A” scores for climate change (A), water security (A-) and supplier engagement (A-) from Carbon Disclosure Project (“CDP”).  CDP is a leading NGO that runs the most comprehensive global disclosure system for self-reported environmental data worldwide, enabling companies to measure and manage their environmental impacts. More than 6,300 companies submit annual climate, water and other disclosures to CDP for independent assessment and comparative scoring. Caesars Entertainment achieved a position on CDP’s A List for Water for the first time in 2017, just one of 74 companies (top 4%) among 2,025 companies disclosing water data for 2016. The A list in each disclosure category recognizes leading performance.

Since 2007, we have advanced a strategy to contribute to initiatives that reduce our impact on the environment. Our structured, data-driven CodeGreen program leverages the passion of our employees and engages our guests and suppliers. Between 2007 and 2016, we reduced energy consumption across our U.S. and international properties by 21% and greenhouse gas emissions by 34% per 1,000 air-conditioned sq. ft.  (against the U.S. only base year, 2007). Since 2008, we have reduced water consumption by 20%. In 2016, 43% of our total waste in North America was recycled bringing our total waste diversion from landfill to 268,900 tons since 2012.

Responsible Gaming. The Company is a recognized leader in responsible gaming practices. The Company was the first company to develop responsible gaming programs informed by science, evaluated objectively and created in conjunction with leading researchers. As a core element of our commitment to our guests and our communities, we invest in training our team members and in 2016, they participated in 64,700 hours of responsible gaming training.

Diversity, Inclusion, and Employee Wellbeing. We create a dynamic and innovative working culture where individual growth is rewarded, recognized, and celebrated. The Company is the only company in the casino entertainment industry to receive perfect scores on the Human Rights Campaign Corporate Equality Index for eleven consecutive years, including 2017. We encourage diversity and the advancement of women, and in 2016, 37% of our managers identified as being a member of a minority group and 44% of our managers identified as female.  The Company continues to fund more than $15 million each year to support our Employee Wellness Program, including 26 nurses and coaches across our properties. The program demonstrates results each year with improved health metrics for participating employees, more than $2,500 annual saving per employee on healthcare and insurance savings for the Company through lower health risk.

Community Impacts. For the third year running, the Company was recognized on the Civic 50, an initiative organized by Points of Light and Bloomberg that recognizes companies for their commitment to improving the quality of life in their home communities. In 2016, we reconfirmed our support for the UN Sustainable Development Goals and highlighted three goals where we can make the most significant contribution and expand our impact in coming years. Established in 2002, the Caesars Foundation is a private charitable foundation funded by a portion of operating income from our resorts. Since its inception, the Foundation has gifted more than $73 million to support vibrant communities, including $1.6 million in 2016. In July 2017, Caesars Foundation reached a milestone with its 60th truck donation to Meals on Wheels America. In 2016, our total community investment (including Caesars Foundation, corporate, mandated and discretionary giving, and the value of employee volunteering hours) amounted to $73.8 million. Employee volunteering in 2016 reached 409,600 hours - our highest annual level of volunteering on record due to continued efforts by our team members at all properties.

Citizenship Reporting. We continue to report transparently on our citizenship performance each year in line with the leading global sustainability reporting framework, the Global Reporting Initiative (GRI) Standards. Our report for 2016, published in 2017, was our eighth annual citizenship report and an early adopter of the most recent iteration of the GRI framework that was launched in 2016. This and past reports are available on our website at http://caesarscorporate.com/about-caesars/reports/. The contents of this website are not, however, a part of this proxy statement.

Compensation and Management Development Committee Interlocks and Insider Participation

None of the members of the Compensation Committee or the Prior Compensation Committee, with the exception of Marilyn Spiegel, is or was a current or former officer or employee of our Company. Ms. Spiegel was an employee of the Company from June 1988 until November 2010. No executive officer of the Company serves on the compensation committee of any company that employs any member of the compensation committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and greater than 10% stockholders to file initial reports of ownership and reports of changes in ownership of any of our securities with the SEC and us. To our knowledge, based solely on a review of copies of such reports received with respect to the 2017 fiscal year and the written representations received from certain reporting persons that no other reports were required, we believe that during the past fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were met, except with respect to Mark Frissora, Christopher Holdren, and Christian Stuart, who each had one late filing in 2017.  In addition, Christopher Williams had one late filing in 2018 with respect to eight transactions that occurred during fiscal years 2016 and 2017. Each of these late filings was due solely to administrative error.

PROPOSAL 1 — ELECTION OF DIRECTORS

The authorized number of members of our Board is 10 directors. Our Board recommends that each of the director nominees listed below be elected as members of the Board at the annual meeting.

Prior to the Emergence Transactions, our Board was divided into three classes. The members of each class served for a staggered, three-year term.  Pursuant to our certificate of incorporation, our Board is undergoing declassification, beginning with our 2018 annual meeting and ending with our Board being fully declassified as of our 2020 annual meeting.  Beginning in 2020, our entire Board will be elected annually.

Upon the expiration of the term of a class of directors, the terms of new directors shall be declassified (i.e., each director shall serve a one-year term). All of the nominees are current directors. Each of the director nominees, if elected, will serve a one-year term as a director until the annual meeting of stockholders in 2019 or until his respective successor is duly elected and qualified or until the earlier of his death, resignation or removal. If a nominee becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for such other person or persons as may be designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

In connection with the Emergence Transactions or as required by CEOC’s plan of reorganization, we amended our certificate of incorporation to provide for cumulative voting. Directors will be elected by cumulative voting of the stockholders in person or by proxy at the annual meeting. “Cumulative voting” means that each stockholder will be entitled to cast as many votes as he or she has the right to cast (before cumulating votes), multiplied by the number of directors to be elected.  All such votes may be cast for a single nominee or may be distributed among the nominees to be voted for as the stockholder sees fit. The nominees receiving the greatest number of votes will be elected as directors, up to the number of directors to be chosen at the meeting. If you wish to cumulate your votes, you will need to indicate explicitly your intent to cumulate your votes among the four persons who will be voted upon at the annual meeting. For further information about how to cumulate your votes, see “Commonly Asked Questions and Answers About the Annual Meeting—Is Cumulative Voting Permitted for the Election of Directors?”

The ages of our directors and nominees as of the date of this proxy statement are:

Name	Age	Director Since	Position(s)
Class I Directors whose terms will expire at the 2018 Annual Meeting
John Dionne	54	2017	Director
Mark Frissora	62	2015	Chief Executive Officer and President
James Hunt	62	2017	Chairman of the Board
Richard Schifter	65	2017	Director

Class II Directors whose terms will expire at the 2019 Annual Meeting
Thomas Benninger	60	2017	Director
Matthew Ferko	52	2017	Director
Christopher Williams	60	2008	Director

Class III Directors whose terms will expire at the 2020 Annual Meeting
John Boushy	63	2017	Director
Don Kornstein	66	2017	Director
David Sambur	38	2010	Director

The following is a brief description of the background and business experience of each of our continuing directors and director nominees as of April 4, 2018:

Nominees (Whose Term, if Elected, Will Expire at the 2019 Annual Meeting)

John Dionne became a member of our Board in October 2017.  Mr. Dionne has been a Senior Advisor of the Blackstone Group L.P., an investment firm, since July 2013 and a Senior Lecturer in the Finance Unit of the Harvard Business School since January 2014. Until he retired from his position as a Senior Managing Director at Blackstone in June 2013, Mr. Dionne was Global Head of its Private Equity Business Development and Investor Relations Groups and served as a member of Blackstone’s Private Equity Global Investment and Valuation Committees. Mr. Dionne originally joined Blackstone in 2004 as the Founder and Chief Investment Officer of the Blackstone Distressed Securities Fund. Before joining Blackstone, Mr. Dionne was for several years a Partner and Portfolio Manager for Bennett Restructuring Funds, specializing in financially troubled companies, during which time he also served on several official and ad-hoc creditor committees. He is a Chartered Financial Analyst and Certified Public Accountant (inactive). Mr. Dionne currently serves as a member of the Boards of Directors of Cengage Learning Holdings II, Inc., Momentive Performance Materials, Inc., and Pelmorex Media, Inc. He previously served as a member of the Boards of Directors of several companies and not-for profit organizations. Mr. Dionne was elected a member of our Board due to his significant financial experience. Mr. Dionne currently serves as the Chairman of the Company’s Audit Committee.

Mark Frissora became a member of our Board in February 2015. Mr. Frissora serves as our Chief Executive Officer and President. Mr. Frissora has 41 years of business experience that spans all levels of management and functional roles. He joined Caesars in 2015 and served between 2000-2014 as Chairman and CEO of two Fortune 500 companies. Prior to his July 2015 appointment as Caesars’ Chief Executive Officer, he started his career working in various management positions for General Electric, Philips Lighting Company, and Aeroquip-Vickers. He served as Chairman and CEO of Tenneco from 2000 until 2006. Mr. Frissora subsequently served as CEO of The Hertz Corporation from 2006 until September 2014, also serving as the company’s Chairman from January 1, 2007 until he stepped down in September 2014. Mr. Frissora served as a member of The Business Roundtable, McKinsey’s CEO Advisory Council, and the G100. He has also been actively involved in philanthropic activities and in 2012 he was awarded the Oliver R. Grace Award for Distinguished Service in Advancing Cancer Research. In addition to serving on the Company’s Board of Directors, he is a Director of Aptiv PLC (formerly known as Delphi Automotive PLC) where he serves as the Chairman of the Compensation Committee. He previously served on the Boards of Directors of Hertz Global Holdings for eight years and of Walgreens Boots Alliance for seven years where he served as Chairman of the Finance Committee. He currently serves on the American Gaming Association Executive Committee. Mr. Frissora was elected as a member of our Board because of his significant operational background and his past experience in leading large, complex consumer-facing organizations.

James Hunt became a member of our Board in October 2017and serves as our Chairman of the Board.  He served The Walt Disney Company in executive financial roles in the Parks and Resorts segment between 1992 and 2012.  Mr. Hunt served as Chief Financial Officer and Executive Vice President of Walt Disney Parks and Resorts Worldwide from 2003 to 2012. Prior to joining Disney, he was a Partner of Ernst & Young.  He currently serves on the Boards of Directors of Brown & Brown, Inc., where he serves as the Chairman of the Audit Committee and as a member of the Compensation and Acquisition Committee, The St. Joe Company, where he serves as the Chairman of the Audit Committee and is a member of the Compensation Committee, Penn Mutual Life Insurance Co., and the Nemours Foundation. Mr. Hunt is a Certified Public Accountant with an active license in the state of Florida. Mr. Hunt was elected as Chairman of the Board because of his executive leadership experience in the leisure and entertainment industry, his extensive directorship experience and his accounting and financial expertise.

Richard Schifter became a member of our Board in May 2017.  Mr. Schifter is a Senior Advisor at TPG and was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring.   Mr. Schifter joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the Boards of Directors of LPL Financial Holdings Inc., where he serves as a member of the Nominating and Governance Committee, ProSight Specialty Insurance, and American Airlines Group, where he serves as the Chairman of the Finance Committee. Mr. Schifter also serves on the Board of Overseers of the University of Pennsylvania Law School.  In addition, Mr. Schifter is a member of the Board of Directors of the American Jewish International Relations Institute and a member of the national advisory board of Youth, I.N.C. (Improving Non-Profits for Children).  Mr. Schifter previously served on the Boards of Directors of American Beacon Advisors, Inc. from 2008 through 2015, Republic Airways, Inc. from 2009 through 2013, EverBank Financial Corporation from 2010 to 2017, Ryanair Holdings, PLC from 1996 through 2003, America West Holdings Inc. from 1994 to 2005, US Airways Group Inc. from 2005 to 2006, and Midwest Airlines, Inc. from 2007 to 2009. Mr. Schifter’s extensive directorial experience and expertise in corporate restructuring enable him to provide the Board with valuable insight and guidance on strategic matters of the Company. He currently serves as the Chairman of the Company’s Nominating and Corporate Governance Committee and is a member of the Compensation Committee.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Class II Directors (Current Term Will Expire at the 2019 Annual Meeting)

Thomas Benninger became a member of our Board in October 2017.  Mr. Benninger founded and has been a Managing General Partner of Global Leveraged Capital, LLC, a private investment advisory firm, since 2006. Mr. Benninger has served on the Boards of Directors of Revel AC, Inc., Squaw Valley Ski Corporation, and Affinity Gaming, LLC, and was the Chairman of the Board of Managers of Tropicana Entertainment, LLC. He currently serves as the Chairman of the Boards of Directors of Video King Acquisition Corp. and Truckee Gaming, LLC. He was a Certified Public Accountant in California.  Mr. Benninger was elected a member of our Board due to his experience in the gaming industry, extensive management experience, financial expertise, and experience serving on several boards of directors. Mr. Benninger currently serves as a member of the Company’s Audit Committee and the Strategy and Finance Committee.

Matthew Ferko became a member of our Board in October 2017.  Mr. Ferko has over 21 years of experience as an institutional investor in the distressed space, with a particular expertise in the gaming and lodging sectors. From 2006 through 2012, Mr. Ferko served as a senior distressed debt analyst for Franklin Templeton Investments Mutual Series Funds, where he was responsible for generating investment ideas for a deep value mutual fund with approximately $65 billion of assets under management. Prior to joining Franklin Templeton Investments in 2006, Mr. Ferko was a Vice President and Director of Investments, Distressed Securities at Harbinger Capital Partners (formerly known as Harbert Management Corporation) from 2004 until 2005. Mr. Ferko also was the Head of U.S. Distressed Debt Research at UBS from 2000 to 2004, during which time he served as a member of the Board of Directors of Chi Energy. He currently serves on the Board of Directors of Blackhawk Mining, LLC.  Prior to joining UBS, Mr. Ferko was a Director in the Global High Yield Department at ING Barings. Mr. Ferko was elected a member of our Board due to his experience in the hospitality industry and his extensive financial experience. He currently serves as a member of the Company’s Audit Committee and the Nominating and Corporate Governance Committee.

Christopher Williams became a member of our Board in April 2008. Mr. Williams has been Chairman of the Board and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. Mr. Williams also serves on the Boards of Directors for The Clorox Company, where he serves as a member of the Audit Committee, and Ameriprise Financial, Inc. where he also serves as a member of the Audit Committee.  Mr. Williams also serves on the Board of Directors of Cox Enterprises, Inc., the Lincoln Center for the Performing Arts and The Partnership for New York City and is also Chairman of the Board of Overseers of the Tuck School of Business at Dartmouth College. He previously served on the Board of Directors of Wal-Mart Stores, Inc. Mr. Williams was elected as a member of our Board because of his extensive management experience in investment banking provides the Board with a wealth of knowledge regarding business operations and business strategy, as well as valuable financial and investment experience essential to guiding our strategy. Mr. Williams currently serves as a member of the Company’s Compensation Committee.

Class III Directors (Current Term Will Expire at the 2020 Annual Meeting)

John Boushy became a member of our Board in October 2017.  Mr. Boushy served as Senior Advisor of Zolfo Cooper, a financial and operational restructuring firm, representing the second-priority noteholders of CEOC, from February 2015 to December 2016. Prior to that, from July 2010 to December 2014, Mr. Boushy advised the board of directors of The Cosmopolitan of Las Vegas, a new property on the Las Vegas Strip, on areas including property branding, operations, marketing, financial performance and investment opportunities for capital investment. In 2008, Mr. Boushy founded Boushy Consulting, LLC, and subsequently co-founded ReelMetrics, a gaming-centric data sciences service for the casino industry. Before serving as President and Chief Executive Officer of Ameristar Casinos, Inc. from 2006 to 2008, Mr. Boushy served in various senior roles at The Promus Companies and Harrah’s Entertainment, Inc., the Company’s predecessor companies. During his 27 year career with the company he conceived of Total Rewards, marketing capabilities, cross-market capture and Revenue Management which the Company continues to use to compete today in the casino industry. Mr. Boushy currently serves on the Board of Directors of ReelMetrics Holding B.V., and he previously served on the Boards of Directors of C2Rewards, Inc., City of Hope, and Ameristar Casinos, Inc. Mr. Boushy was elected a member of our Board because of his deep knowledge of the Company due to his long-time prior service as an officer of the Company, his contemporary experience on the Las Vegas Strip, as well as his general hospitality and casino industry expertise. Mr. Boushy currently serves as a member of the Company’s Nominating and Corporate Governance Committee.

Don Kornstein became a member of our Board in October 2017.  Mr. Kornstein founded and has served as the managing member of the strategic, management and financial consulting firm Alpine Advisors LLC. Mr. Kornstein served on the Board of Directors of Caesars Acquisition Company from January 2014 until the merger with the Company. He previously served as a non-executive Director on the Board of Gala Coral Group, Ltd., a diversified gaming company based in the United Kingdom, from June 2010 until its merger with Ladbrokes PLC in November 2016. He has served on the Boards of Directors of Affinity Gaming, Inc. (Chairman), a casino gaming company, from March 2010 until January 2014, Bally Total Fitness Corporation (Chairman & Chief Restructuring Officer), Circuit City Stores, Inc., Cash Systems, Inc., Shuffle Master, Inc. and Varsity Brands, Inc. Mr. Kornstein served as Chief Executive Officer, President and Director of Jackpot Enterprises, Inc., which was a NYSE-listed gaming company until its sale, and was an investment banker and Senior Managing Director of Bear, Stearns & Co. Inc. Mr. Kornstein was elected a member of our Board because of his experience in the gaming and entertainment industry, experience as a chairman, president and chief executive officer, financial expertise and experience serving on several boards of directors. He currently serves as the Chairman of the Company’s Strategy and Finance Committee.

David Sambur became a member of our Board in November 2010. Mr. Sambur is a Senior Partner of Apollo Global Management, having joined in 2004. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the Boards of Directors, and on one or more standing committee of the Boards of Directors, of CareerBuilder, ClubCorp, Coinstar, Diamond Resorts International, EcoATM, LLC, Inception Topco, Inc. (parent of Rackspace), Mood Media Corporation, PlayAGS, Inc. and Redbox. He previously served on the Boards of Directors of Hexion Holdings, MPM Holdings, Inc. and Verso Corporation. Mr. Sambur is also a member of the Mount Sinai Department of Medicine Advisory Board and the Dean's Advisory Counsel of Emory College. Mr. Sambur's experience in financing, analyzing, investing in and advising companies and their boards of directors provides the Board with key insights and knowledge into financing and investment matters and guidance on strategic and operational issues. He currently serves as the Chairman of the Company's Compensation Committee and as a member of the Strategy and Finance Committee.

EXECUTIVE OFFICERS

Executive officers are elected annually, serve at the discretion of our Board and hold office until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors, nominees or executive officers. Mark Frissora serves as Chief Executive Officer and President. His business experience is discussed above in “Proposal 1 — Election of Directors — Nominees (Whose Term, if Elected, Will Expire at the 2019 Annual Meeting).” Other executive officers and their ages as of the date of this proxy statement are:

Name	Age	Position
Janis Jones Blackhurst	69	Executive Vice President, Public Policy and Corporate Responsibility
Richard D. Broome	59	Executive Vice President, Communications and Government Relations
Timothy Donovan	62	Executive Vice President, General Counsel and Chief Legal, Risk and Security Officer
Eric Hession	43	Executive Vice President and Chief Financial Officer
Christopher Holdren	48	Executive Vice President and Chief Marketing Officer
Thomas Jenkin	63	Global President of Destination Markets
Robert Morse	62	President of Hospitality
Les Ottolenghi	56	Executive Vice President and Chief Information Officer
Marco Roca	57	President of Global Development and Chief Development Officer
Christian Stuart	39	Executive Vice President, Gaming and Interactive Entertainment

Ms. Jones Blackhurst became our Executive Vice President, Public Policy and Corporate Responsibility in May 2017.  She served as Executive Vice President, Communications and Government Relations from November 2011 to May 2017. She served as our Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining Caesars, Ms. Blackhurst served as Mayor of Las Vegas from 1991 to 1999.

Mr. Broome became our Executive Vice President, Communications and Government Relations in September 2017.  Prior to his current role, he served as Executive Vice President of Public Affairs and Communications from January 2016 to August 2017. Prior to joining the Company, Mr. Broome served as the Executive Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz from March 2013 through July 2015. Previously, Mr. Broome served as Senior Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz from March 2008 to March 2013, and as Vice President, Corporate Affairs and Communications from August 2000 to March 2008.

Mr. Donovan became Executive Vice President in November 2011, General Counsel in April 2009 and our Chief Legal, Risk and Security Officer in February 2018.  He served as Chief Regulatory and Compliance Officer from January 2011 to February 2018.  He served as Senior Vice President from April 2009 to November 2011. Prior to joining us, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007. He also serves on the Board of Directors of John B. Sanfilippo & Son, Inc. and is President and Director of the Be a Gift Foundation.

Mr. Hession became our Executive Vice President and Chief Financial Officer in January 2015 and was our Senior Vice President and Treasurer starting in November 2011. Mr. Hession joined the Company in December of 2002 and held many roles in both operations and corporate finance over his tenure with the Company. Prior to his employment with the Company, Mr. Hession spent five years with Merck and Company working in various capacities in Pennsylvania and North Carolina and at its New Jersey corporate headquarters.

Mr. Holdren became our Executive Vice President and Chief Marketing Officer in November 2017. He has more than two decades of diverse marketing experience, including, most recently, serving as Chief Marketing Officer of Handy, a high-growth technology startup. Prior to Handy, Mr. Holdren served as Senior Vice President of Digital, Loyalty & Partnerships at Starwood Hotels & Resorts Worldwide Inc. Overall, Mr. Holdren spent more than 15 years at Starwood where he helped drive its substantial growth and oversaw the award-winning Starwood Preferred Guest program, digital channels across all brands globally, innovative partnerships, and insights and analytics. He previously held roles at The Walt Disney Company where he directed the creation of unique digital experiences for their properties and Saban Entertainment where he produced interactive content and had additional marketing responsibilities.

Mr. Jenkin became our Global President of Destination Markets in May 2013. He served as our President of Operations from November 2011 through May 2013. He served as Western Division President from January 2004 through November 2011. He served as our Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.

Mr. Morse became our President of Hospitality in April 2014. Prior to joining the Company, he served as Chief Operating Officer for the Americas region of Intercontinental Hotel Group (“IHG”) from February 2012 through April 2014. In his prior role, he was responsible for leading IHG’s operations for franchised and managed hotels, including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Hotel Indigo, Holiday Inn Hotels & Resorts, Holiday Inn Express, Staybridge Suites and Candlewood Suites. Mr. Morse joined IHG from Noble Investment Group, where he served as managing principal and Chief Operating Officer from February 2005 through February 2012.

Mr. Ottolenghi became our Executive Vice President and Chief Information Officer in January 2016. Prior to joining the Company in early 2016, Mr. Ottolenghi held the same role at Las Vegas Sands Corporation from June 2013 to August 2015. Mr. Ottolenghi was also the founder and served as CEO/CIO of Plat4m Technologies, formerly Fuzebox, LLC, from August 2007 to May 2013.

Mr. Roca became our President of Global Development in July 2017 and our Chief Development Officer in April 2018. Prior to joining Caesars, Mr. Roca was Executive Vice President and Chief Development Officer for Hard Rock International from May 2014 to July 2017. Prior to joining Hard Rock, Mr. Roca was the Global Senior Managing Director for Realogy. Prior to joining Realogy, he spent six years as the Senior Vice President of Development for Wyndham Hotels & Resorts and two years as Vice President of Development – Americas and Caribbean for Starwood Hotels & Resorts. Prior to Starwood, Mr. Roca was the Vice President of Global Licensing, Contract & International Operations for The Simmons Company from 1999 through 2004.

Mr. Stuart became our Executive Vice President, Gaming and Interactive Entertainment in March 2017. Prior to his current role, he served as Senior Vice President and the Chief of Staff to Company President and Chief Executive Officer Mark Frissora from June 2015 through March 2017. He served as interim Chief Marketing Officer from July 2017 through November 2017, as Regional Chief Marketing Officer overseeing the Company’s nine resorts in Las Vegas from May 2016 to March 2017 and as General Manager of the Cromwell, Flamingo and LINQ Resorts from February 2013 through June 2015. Prior to these positions in Las Vegas, Nevada, Mr. Stuart served as Regional Vice President of Finance, Gulf Coast Region from July 2010 through January 2013. He spent three years in various finance and operations leadership positions at the Company’s U.K. headquarters in London from August 2007 through June 2010. Mr. Stuart began his career with the Company in an analytical capacity in 2005 at Harrah’s New Orleans.

EXECUTIVE COMPENSATION

Compensation Risk Assessment

Prior to the Emergence Transactions, we were a “controlled company” under NASDAQ listing standards and our compensation committee was known as our Human Resources Committee. The Human Resources Committee is referred to in this proxy statement as the “Prior Compensation Committee.”  Following the Emergence Transactions which took place on October 6, 2017, we are no longer a “controlled company” and have a fully independent compensation committee, the Compensation and Management Development Committee, which is referred to in this proxy statement as the “Compensation Committee.”

The Compensation Committee has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally. As discussed below, the Company’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The Compensation Committee sets senior executive compensation with two driving principles in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, the Compensation Committee has historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is at risk based on these objectives. In addition, the Compensation Committee has the authority to clawback bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant. As a result, together with the restrictions placed on the Company by gaming, compliance and other regulations, the Compensation Committee does not believe that the Company’s compensation policies and practices provide incentives to take inappropriate business risks.

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Caesars Entertainment: A Transformative Year

On October 6, 2017, Caesars Entertainment Corporation concluded the restructuring of Caesars Entertainment Operating Company, Inc. and our debtor subsidiaries, emerged from the Chapter 11 bankruptcy process, and completed our previously announced merger with Caesars Acquisition Company.  As a result of these transactions, we are no longer a “controlled company” under NASDAQ listing standards.

As a newly-restructured entity, the Company is well positioned to further invest in our growth strategy and realize the benefits of a simpler and less leveraged capital structure.

Our annual incentive places the greatest weighting on adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a strategically important measure of the performance of our company.  The Company significantly grew EBITDA performance over the three years prior to Emergence. This, along with other factors detailed in the disclosure, resulted in 2017 annual bonus outcomes at 107% of target.

Summary of Key 2017/2018 Actions
✓	March 2017: Awarded long-term incentive (“LTI”) cash awards, due to our inability to issue equity-based awards
✓	March 2017: Implemented the final phase of our restructuring retention program, used to retain employees during an uncertain period as we operated through Chapter 11
✓	October 2017: Awarded non-recurring Founders Retention Grants in connection with our emergence
✓	November 2017: Formed the new Compensation and Management Development Committee and appointed independent members
✓	April 2018: Developed a new compensation peer group
✓	April 2018: Developed a new annual and long-term incentive (“LTI”) program
✓	April 2018: Amended our LTI plan to require stockholder approval of option and SAR repricings

Compensation Philosophy

Our compensation philosophy provides the foundation upon which all of our compensation programs are built. Our goal is to compensate our executives with a program that rewards loyalty, results-driven individual performance and dedication to the organization’s overall success. These principles define our compensation philosophy and are used to align our compensation programs with our business objectives. Our executive compensation program is designed to achieve the following objectives:

*  Align our rewards strategy with business objectives, including enhancing stockholder value and customer satisfaction;

*  Support a culture of strong performance and accountability by rewarding employees for results;

*  Attract, retain and motivate talented and experienced executives; and

*  Foster a shared commitment among our senior executives by aligning our and their individual goals.

These objectives drive our compensation philosophy and design and are the basis for all compensation decisions.

Key Components of our Compensation Programs: During Restructuring

As a company operating in restructuring during most of 2017, we took the following actions in order to retain our employee base during a highly uncertain and critical period, and to motivate and incentivize our employees to maximize value for our stakeholders, all while being prohibited from making awards of equity due to the ongoing restructuring:

Activity	Foundational Element
Annual Cash-Based LTI (March 2017)	•

This cash-based LTI award was awarded due to our inability to issue typical annual equity awards during the restructuring. These awards were intended to secure ongoing engagement and promote retention, and vest ratably over a two-year period of continued service.

2017 Retention Program (March 2017)	•

The 2017 Retention Program included (1) the repricing of select stock options to recognize that the efforts of management during the restructuring delivered significant value creation for the business that had not flowed through to the Company’s stock price and to align management with stockholder goals while not issuing additional equity and (2) select amendments to executive’s employment agreements to foster retention.

Non-Recurring Founders Retention Grants (October 2017)	•

We awarded non-recurring Founders Retention Grants to our named executive officers and other employees, composed of restricted stock units (“RSUs”) that vest rateably over four years to reinforce ownership in the new company, support retention and align rewards with stockholders.

Key Components of our Compensation Programs: Post-Restructuring

As a newly emerged company (which is no longer “controlled”), we implemented the following elements to our compensation programs in 2017 and 2018 intended to facilitate transition of our compensation practices towards those of a traditional public company and further strengthen the alignment between our executives’ interests and those of our stockholders in accordance with our compensation philosophy:

Activity	Foundational Element
New Compensation Committee (November 2017)	•	In connection with our emergence and related transactions, a new Compensation and Management Development Committee was seated in October 2017, composed solely of independent members
New Peer Group (April 2018)	•	The Compensation Committee adopted a new compensation peer group composed of twelve gaming, hospitality, restaurant, and media/entertainment industry companies that are comparable to Caesars
Developed New LTI Program (April 2018)	•

The Compensation Committee adopted a new annual LTI program to conform with traditional public company practices and tie a significant portion of the compensation mix to performance.  The revised 2018 LTI program design for named executive officers places 50% weighting on Performance Share Units (“PSUs’) tied to challenging EBITDA performance goals and 50% weighting on time-vesting RSUs

Elimination of Option Repricing (April 2018)	•	The Compensation Committee eliminated the ability of the Company to reprice stock options and SARs without first obtaining the approval of its stockholders

2017 Named Executive Officers

These five employees represent our named executive officers for 2017 – while this report sets out compensation relating to our named executive officers, the practices and programs generally extend more broadly across our executive leadership team.

Name	Title
Mark Frissora	President and Chief Executive Officer
Eric Hession	Executive Vice President and Chief Financial Officer
Thomas Jenkin	Global President of Destination Markets
Robert Morse	President of Hospitality
Timothy Donovan	Executive Vice President, General Counsel, and Chief Legal, Risk and Security Officer

2016 Say-on-Pay Vote

At the 2016 annual meeting of stockholders, the stockholders approved, on an advisory basis, the Company’s named executive officer compensation. Approximately 96% of the votes cast on the 2016 say-on-pay vote were in favor of our named executive officer compensation. The Company considered this strong level of support and did not make any changes to its executive compensation policies for 2017 in response to the vote. In 2016, the stockholders also approved, on an advisory basis, holding future say-on-pay votes every three years (the “say-on-frequency” vote). In light of the result of the 2016 say-on-frequency vote, the Prior Compensation Committee decided that the Company will present future say-on-pay votes every three years until the next required say-on-frequency vote. Accordingly, we expect that the next say-on-pay vote will occur at the 2019 annual meeting of stockholders.

Process

Our Compensation Committee. The Compensation Committee designs, approves, and evaluates the administration of our compensation plans, policies and programs. The Compensation Committee’s role is to design compensation programs that encourage high performance, promote accountability and align employee interests with the interests of our stockholders. The Compensation Committee is also charged with reviewing and approving the compensation of the Chief Executive Officer and our other senior executives, including all of the named executive officers. The Compensation Committee operates under our Compensation and Management Development Committee Charter. The Compensation and Management Development Committee Charter became effective on November 27, 2017. It is reviewed no less than once per year with any recommended changes presented to our Board for approval.

Our Compensation Committee currently consists of Messrs. Sambur, Williams, and Schifter. After the Emergence Transactions, Ms. Spiegel was appointed to the Compensation Committee, but resigned from our Board on January 31, 2018 for personal reasons. Mr. Schifter was appointed to the Compensation Committee on March 6, 2018. The qualifications of the Compensation Committee members stem from roles as corporate leaders, private investors and board members of several large corporations. Their knowledge, intelligence and experience in company operations, financial analytics, business operations and understanding of human capital management enable the members to carry out the objectives of the Compensation Committee.

The Compensation Committee specifically outlines in its charter its duties and responsibilities in shaping and maintaining our compensation philosophy.

Our executive compensation programs are structured to reward our executives for their contributions in achieving our mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. Our executive compensation policy is designed to attract and retain high-caliber executives and to motivate them to achieve superior performance for the benefit of our stockholders.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee or to specified executives of Caesars, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.

In February 2009, our Board formed the 162(m) Plan Committee to administer the Senior Executive Incentive Plan. The 162(m) Plan Committee was disbanded on February 1, 2018 following the resignation of Marilyn Spiegel, the only Compensation Committee member who was not determined to be an outside director for 162(m) purposes, and its function was assumed by the Compensation Committee.

Compensation Committee Consultant Relationships. The Compensation Committee has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to compensation of members of our Board, executive officer compensation, or general compensation and plan provisions. We provide for appropriate funding for any such services commissioned by the Compensation Committee. These consultants are used by the Compensation Committee for purposes of executive compensation review, analysis and recommendations. The Compensation Committee has engaged and expects to continue to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2017 compensation, the Compensation Committee did not engage any consultants. Rather, consultants were engaged by our human resources executives, and these consultants helped formulate information that was then provided to the Compensation Committee. See “Role of Outside Consultants in Establishing Compensation” below.

2017 Compensation Committee Activity

Prior to the Emergence Transactions, we were a “controlled company” under NASDAQ listing standards. In connection with the Emergence Transactions, we are no longer a “controlled company” and have a fully independent compensation committee as of the date of this proxy statement. In November 2017, our compensation committee, then known as our Human Resources Committee, was renamed the Compensation and Management Development Committee. The Human Resources Committee, referred to in this proxy statement as the “Prior Compensation

Committee,” was responsible for the 2017 compensation. Much of the activity of the Prior Compensation Committee reflected the need to retain key executives during the uncertainty associated with CEOC’s bankruptcy.

In 2017, as delineated in the Compensation Committee Charter and as outlined below, the Prior Compensation Committee performed various tasks in accordance with its assigned duties and responsibilities, including:

•

Chief Executive Officer Compensation: Reviewed and approved corporate goals and objectives relating to the compensation of the current Chief Executive Officer, evaluated the performance of the current Chief Executive Officer in light of these approved corporate goals and objectives and relative to peer group, and evaluated and awarded the equity compensation and annual bonus of the current Chief Executive Officer based on such evaluation.

•

Other Senior Executive Officer Compensation: Set base compensation and annual bonus compensation (other than for those executives that receive bonuses under the Senior Executive Incentive Plan) and awarded equity compensation for all senior executives, which included an analysis relative to our competition peer group.

•

Director Compensation: Reviewed base compensation and awarded equity compensation for non-employee directors not affiliated with the Sponsors, which included a review of our practices against peers both in the gaming and hospitality industry and outside the gaming and hospitality industry.

•

Executive Compensation Plans: Reviewed status of various executive compensation plans, programs and incentives, our various deferred compensation plans, our various equity plans and amendments to plans.

•

Equity Compensation Plans: Approved awards of equity and long-term cash incentives to certain employees under the 2012 and 2017 Performance Incentive Plans (respectively, the “2012 PIP and 2017 PIP”) and a retention program for certain key executives.

Role of Compensation Committee. The Compensation Committee has sole authority in setting the material compensation of our senior executives, including base pay, incentive pay and equity awards. The Compensation Committee receives information and input from our senior executives and outside consultants (as described below) to help establish these material compensation determinations, but the Compensation Committee is the final arbiter on these decisions.

Role of Company Executives in Establishing Compensation. When determining the pay levels for the Chief Executive Officer and our other senior executives, the Compensation Committee solicits advice and counsel from internal and external resources. Internal Company resources include the Chief Executive Officer, the Executive Vice President of Human Resources and the Vice President of Compensation & HR Analytics. The Executive Vice President of Human Resources is responsible for developing and implementing our business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation & HR Analytics is responsible for the design, execution and daily administration of our compensation operations. Both of these human resources executives attend the Compensation Committee meetings, at the request of the Compensation Committee, and act as a source of informational resources and serve in an advisory capacity.

In 2017, the Prior Compensation Committee communicated directly with the Chief Executive Officer and human resources executives in order to obtain external market data, industry data, internal pay information, individual and our performance results, and updates on regulatory issues. The Prior Compensation Committee also delegated specific tasks to our human resources executives to facilitate the decision-making process and to assist in the finalization of meeting agendas, documentation and compensation data for Prior Compensation Committee review and approval.

The Chief Executive Officer annually reviews the performance of our senior executives and, based on these reviews, recommends to the Compensation Committee compensation for all senior executives, other than his own compensation. The Compensation Committee, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay and equity awards.

Role of Outside Consultants in Establishing Compensation. Our internal human resources executives regularly engage outside consultants to provide advice related to our compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management and board of director pay practices. During 2017, the services performed by consultants that resulted in information provided to the Prior Compensation Committee are set forth below:

•	Willis Towers Watson provided us with advice regarding our equity program and external benchmarking of our executive compensation programs.
•

Mercer Investment Consulting was retained by the Savings and Retirement Plan (401(k)) Investment Committee until July 2017 and by the Executive Deferred Compensation Plan Investment Committee for all of 2017 to advise these committees on investment management performance, monitoring, investment policy development and investment manager searches.

•

Russell Investments was retained by the Savings and Retirement Plan (401(k)) Investment Committee beginning in August 2017 to advise the committee on investment management performance, monitoring, investment policy development and investment manager searches.

•

Stoel Rives LLP was retained by the Savings and Retirement Plan (401(k)) Administrative Committee to advise this committee on plan design, compliance and operational consulting for our qualified defined contribution plan.

The consultants provided the information described above to our human resources executives to help formulate information that was then provided to the Prior Compensation Committee. The direct fees paid to Stoel Rives LLP in 2017 were $160,753 for the 401(k) Plan (as defined below). There were additional fees paid to Stoel Rives LLP in 2017, but they were paid for by the plan. For the 401(k) Plan, the Investment Committee elected to transition from Mercer to Russell Investments, effective August 1, 2017. Both the fees for Mercer and Russell Investments for investment consulting are a part of the investment management fees paid by the 401(k) Plan. The Company does not pay any direct fees to Mercer Investment Consulting or Russell Investments. For the Company’s executive deferred compensation plans, the fees paid to Mercer Investment Consulting in 2017 were $121,639. The fees paid to Willis Towers Watson were $162,640.

The Compensation Committee has determined that the work of Willis Towers Watson, Mercer Investment Consulting, Russell Investments, and Stoel Rives LLP did not raise any conflicts of interest in fiscal year 2017. In making this assessment, the Compensation Committee considered that none of Willis Towers Watson, Mercer Investment Consulting, Russell Investments or Stoel Rives LLP provided any other services to the Company unrelated to executive compensation, except for certain work performed by Willis Towers Watson related to employee benefits that we do not believe raises any potential conflicts, under the factors enumerated in Rule 10C-1(b) under the Exchange Act.

Our Compensation Programs

The Compensation Committee sets senior executive compensation with two key performance indicators in mind: (1) delivering financial results to our stockholders and (2) ensuring that our customers receive a great experience when visiting our properties. To that end, the Compensation Committee historically set our senior executive compensation so that at least 50% of our senior executives’ total compensation is based on these objectives.  In the future, as we move farther from CEOC’s bankruptcy, we anticipate that we will continue to modify elements of our compensation program to reflect the best practices of our industry and peers.

We have implemented the following designs and policies that support our commitment to paying for performance and maintain good governance practices:

What We Do

✓	Link a substantial portion of total executive compensation to performance
✓	Establish challenging threshold performance goals
✓	Cap annual cash incentive award payouts at 200% of the target award

✓	Review annually our compensation programs and policies to assess the potential for excessive risk-taking
✓	Generally provide minimum vesting of three years on equity awards
✓	Require robust stock ownership guidelines
✓	Generally require termination of employment in addition to a change in control for accelerated equity vesting (double trigger)
✓	Require non-competition, non-solicitation, and confidentiality agreement for eligibility in severance and change in control plans
✓	Have an executive compensation clawback policy that allows us to recover performance-based cash and equity incentive compensation paid to executives in various circumstances

What We Don’t Do

•	Provide excessive executive perquisites
•	Allow hedging and pledging of company securities
•	Provide tax gross-ups to our executives other than related to relocation benefits

As described below, various Company policies are in place to shape our executive pay plans, including:

•	Salaries are linked to competitive factors and internal equity, and can be increased as a result of successful job performance;
•	Our annual bonus programs are competitively based and provide incentive compensation based on our financial performance and customer service scores;
•	Long-term incentives are tied to enhancing stockholder value and our financial performance; and
•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

Compensation Program Design Emphasizes Variable and At-Risk Compensation

The executive compensation program is designed with our executive compensation objectives in mind and is composed of fixed and variable pay plans, cash and non- cash plans, and short- and long-term payment structures in order to recognize and reward executives for their contributions to our Company today and in the future. The impact of individual performance on compensation is reflected in base pay merit increases, setting the Annual Management Bonus Plan (the “Bonus Plan”) payout percentages as compared to base pay, and the amount of equity awards granted. The impact of our financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of our compensation philosophy and human capital management strategy.

The table below reflects our short-term and long-term executive compensation programs during 2017:

Short-term	Long-term
Fixed and Variable Pay	Fixed and Variable Pay
Base salary	Long-term cash incentive awards
Senior Executive Incentive Plan (employing the goals under the Bonus Plan)	RSUs

Market Review and Competitiveness

We periodically assess and evaluate the internal and external competitiveness for all components of our executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We review our compensation structure to determine whether the appropriate hierarchy of jobs is in place. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, and long-term career growth opportunities, as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve our ability to attract, retain and recruit talented senior executives. Due to the highly competitive nature of the gaming and hospitality industry, as well as the competitiveness across industries for talented senior executives, it is important for our compensation programs to provide us the ability to internally develop executive talent, as well as to recruit highly qualified senior executives.

The overall design of the executive compensation program and the elements thereof are a culmination of years of development and compensation plan design adjustments. Each year, the plans are reviewed for effectiveness, competitiveness and legislative compliance. The current plans have been put into place with the approval of the Prior Compensation Committee and in support of the principles of the compensation philosophy and objectives of our pay practices and policies.

Our human resources department conducts an annual review of compensation practices of competitors in the gaming and hospitality industry. The review covers a range of senior roles, including those of our named executive officers and members of our Board, and competitive practices relating to cash compensation. The findings of the peer group analysis are presented to the Compensation Committee when reviewing cash compensation for our executives. As a result of this review, the Compensation Committee believes that the current compensation program adequately compensates and provides incentives to our executives. The companies comprising our peer group for 2017 were:

Boyd Gaming Corporation	Penn National Gaming, Inc.
Carnival Corporation	Pinnacle Entertainment, Inc.
Hilton Worldwide	Red Rock Resorts, Inc.
Isle of Capri Casinos, Inc.	Royal Caribbean
Las Vegas Sands Corp.	Station Casinos, Inc.
MGM Resorts International	Wynn Resorts, Limited

In light of the Emergence and the formation of a new Compensation Committee, the Compensation Committee reviewed the reasonableness of the existing peer companies, and approved a new peer group in March 2018.  To develop the 2018 peer group, the Compensation Committee evaluated companies that similarly reflect the Company’s revenue size, enterprise value, and operating and regulatory complexity.  The Compensation Committee focused not only on gaming/casino businesses, but also on other businesses in the hospitality industry, entertainment industry and similar industries.  The companies comprising our new 2018 peer group are as follows:

Boyd Gaming Corporation	MGM Resorts International
Darden Restaurants, Inc. Norwegian Cruise Lines Holdings, Inc. Hilton Worldwide Holdings, Inc.	Marriott International, Inc. Royal Caribbean Cruises Ltd. Viacom, Inc.
Las Vegas Sands Corp	Wyndham Worldwide Corporation
Live Nation Entertainment, Inc.	Wynn Resorts, Limited

Elements of Executive Employment Compensation and Benefits for 2017

The Prior Compensation Committee designed our 2017 compensation program so that a significant portion of our named executive officers’ compensation was linked directly to corporate financial performance.  For example, each named executive officer’s annual performance-based cash bonus was primarily based on the achievement of EBITDA targets. In addition, in October 2017, each named executive officer received non-recurring Founders Retention Grants made in connection with the Emergence in the form of RSUs, the value of which is tied directly to stock price performance.

CEO – Annualized 2017 Pay Mix	Average Other NEOs – Annualized 2017 Pay Mix

Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of our senior executives’ compensation, the Compensation Committee reviews peer data, internal and external benchmarks, our performance over the calendar year (as compared to our internal plan, as well as compared to other gaming and hospitality companies), and the executive’s individual performance. Prior compensation and wealth accumulation are considered when making decisions regarding current and future compensation, but are not used to cap a particular compensation element.

Elements of 2017 Compensation

Base Salary

Salaries are reviewed each year, and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within our peer group or within our Company. Adjustments in base salary may be attributed to one of the following:

•

Merit: Increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to predefined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: Increases in base salary as a result of a competitive market analysis or in coordination with a long-term plan to pay a position at a more competitive level.
•	Promotional: Increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: Increases in base salary as a result of additional duties, responsibilities or organizational change. A promotion may be, but is not necessarily, involved.
•	Retention: Increases in base salary as a result of a senior executive being at risk of departure or being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the Compensation Committee and are not guaranteed as a matter of practice or in policy.  The following chart details changes to base salaries that were made in October 2017.

Name	2016 Annual Salary	2017 Annual Salary	% Change
Mark Frissora	$2,000,000	$2,000,000	0%
Eric Hession	$717,500	$735,438	2.5%
Thomas Jenkin	$1,230,000	$1,260,750	2.5%
Robert Morse	$871,250	$893,031	2.5%
Timothy Donovan (1)	$717,500	$735,438	2.5%

(1)

Additionally, Mr. Donovan received an increase to $850,000 on January 29, 2018. This increase was a result of a market analysis of comparable pay as well as in conjunction with the addition of security and risk to his responsibilities.

Cash Incentive Payments

Senior Executive Incentive Plan and Annual Management Bonus Plan

Our annual cash incentive plan for the named executive officers is the Senior Executive Incentive Plan. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of Caesars and its subsidiaries who are, or at some future date may be, subject to Section 16 of the Exchange Act or are designated by the Compensation Committee as eligible for participation. The 162(m) Plan Committee set the performance criteria, target percentages and participants under the Senior Executive Incentive Plan in February 2017.  The 162(m) Plan Committee set the bonus target for each participant in the Senior Executive Incentive Plan at 0.5% of the Company’s EBITDA for 2017. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless we achieve positive EBITDA. Awards under the Senior Executive Incentive Plan are discretionary, including the discretion to forgo payments under the Senior Executive Incentive Plan.

Messrs. Frissora, Hession, Jenkin, Donovan and Morse and certain other executive officers participated in the Senior Executive Incentive Plan during 2017.  As noted above, the Compensation Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee’s practice to use its discretion under the Senior Executive Incentive Plan to reduce the 0.5% of EBITDA bonus target for the performance goals and bonus formulas under the Bonus Plan discussed below.

The Bonus Plan provides the opportunity for our senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non- financial goals. The goals may change annually to support our short- or long-term business objectives. These goals are set at the beginning of each fiscal year by the Compensation Committee. In accordance with the terms of the Bonus Plan, the Compensation Committee is authorized to revise the financial goals on a semiannual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. In order for participants in the Bonus Plan to receive a bonus, the Company must achieve at least 85% of the financial goals approved by the Compensation Committee, although the Compensation Committee has the discretion to award bonuses, even if this threshold is not met.

The Bonus Plan performance criteria, target percentages and plan awards for bonus payments for the fiscal year ended December 31, 2017 (paid in 2018) were set in February 2017; however, the Compensation Committee continued its past practice of periodically reviewing performance criteria against plan. For the 2017 plan year, the Bonus Plan’s goal for our named executive officers and other members of senior management consisted of a combination of Adjusted EBITDA and customer satisfaction improvement. Although officers that participated in the Senior Executive Incentive Plan during 2017 did not participate in the Bonus Plan, goals were set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2017, financial goals were based on Adjusted EBITDA, representing up to 80% of the corporate score. EBITDA is a common measure of company performance in the gaming and hospitality industry and as a basis for valuation of gaming and hospitality companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants.

Adjusted EBITDA is a financial metric that we use to consistently measure operational and financial performance. It aligns with the Company’s business plan and allows for a uniform measure to assess core earnings trends year-over-year. This metric is also used as a proxy for performance in comparison to most of our identified peer group, and gives management insight into direct performance results of business operations.

“Adjusted EBITDA” under the Bonus Plan means “Adjusted EBITDA” as defined by the Company to be consistent with agreements governing certain senior secured credit facilities, which are publicly available on our web site and the SEC’s web site, and is further adjusted by exceptions approved by the Compensation Committee to account for unforeseen events that directly impact Adjusted EBITDA results. “EBITDA” under our Senior Executive Incentive Plan means the Company’s consolidated net income before deductions for interest expense, income tax expense, depreciation expense and amortization expense for the performance period, each computed in accordance with accounting principles generally accepted in the United States (“GAAP”). The Compensation Committee may make adjustments to the calculation of the Company’s EBITDA when the performance goal is established.

Adjustments to EBITDA represent certain add-backs and deductions permitted under certain indentures. Such add-backs and deductions include pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with acquisition and development activities, stock-based compensation expense related to shares, stock options, and restricted stock units granted to the Company’s employees, litigation awards and settlements, costs that were associated with the restructuring of CEOC and related litigation, severance and relocation expenses, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.

The non-financial goal is based on our customer satisfaction score. We believe we distinguish ourselves from competitors through the experience that we provide to our customers. Supporting our property team members who have daily interactions with our external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of Total Rewards customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate our casinos’ performance using a simple 1-10 rating scale, with a score of 9 or 10 being considered an A score. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of our casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 20% of the corporate score for 2017. 15% was attributed to the Overall Service score, while 5% was attributed to the Net Promoter Score question. Net Promoter Score focuses on customers’ likeliness to recommend the property they visited and allows the customer to provide feedback that Caesars can use to improve guest service. The target for Overall Service and Net Promoter Score was set at a 2% and 3.5% change, respectively, from non-A to A scores for 2017. A minimum 1% change from non-A to A scores is required to receive any portion of either customer satisfaction metric.

After the corporate score has been determined, a bonus matrix approved by the Compensation Committee provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. The target payout percentage for Mr. Frissora is 175%, and the target payout percentage for Messrs. Hession, Jenkin, Donovan and Morse is 75%. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

After the end of the fiscal year, the Chief Executive Officer assesses our performance against the financial and customer satisfaction targets set by the Compensation Committee. Taking into account our performance against the targets set by the Compensation Committee, the Chief Executive Officer develops and recommends a performance score of 0 to 200 to the Compensation Committee. If the minimum of 85% of the financial goal is not met, the performance score is 0. If the threshold of 85% of the financial goal is met but not exceeded, the performance score is 16. To achieve the maximum score of 200 points, the financial performance must meet or exceed 115% of the financial goals, and the customer satisfaction score must meet or exceed a 2% shift in 2017. A score of 200 results in payment of two times target bonus, while a score of 100 results in payment of target bonus opportunity. If results fall between the threshold and target or target and maximum for any of the metrics, the points will be extrapolated on a curve. The chart below provides additional detail on our 2017 goals:

	Threshold	Target	Maximum	Actual
Adjusted EBITDA (80% weighting)	$1,874M	$2,205M	$2,536M	$2,281M (103% of target = 95 points)
Customer Satisfaction – Overall Service (15% weighting)	1%	2%	NA	1.6% (Below Target = 12 points)
Customer Satisfaction – Net Promoter Score (5% weighting)	1%	3.5%	NA	.8% (Below Threshold = 0 points)

Plan Payout	25%	100%	200%	107% of target payout

The 2017 corporate score of 107 was approved by the Compensation Committee. See the chart below for actual payouts.

Name	Target (% of salary)	Target Award ($ Value)	Actual Award ($ Value)
Mark Frissora	175%	$3,500,000	$4,494,000
Eric Hession	75%	$541,156	$779,037
Thomas Jenkin	75%	$927,696	$1,091,897
Robert Morse	75%	$657,118	$773,428
Timothy Donovan	75%	$541,156	$579,037

The Compensation Committee has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including making no payment under the Bonus Plan. Decisions regarding the Bonus Plan are subjective and based generally on a review of circumstances affecting results to determine if any events were unusual or unforeseen.

For the 2017 Bonus Plan payout, the Compensation Committee approved a $19 million adjustment to Adjusted EBITDA results to account for the estimated negative market impact of the October 1, 2017 mass shooting in Las Vegas. This tragedy had a lasting effect on the Las Vegas market as a whole with decreased room bookings and increased room cancellations into 2018. This adjustment increased Adjusted EBITDA results to $2,281 million from $2,262 million.

Discretionary Bonus Awards

The Compensation Committee has the discretion to award special discretionary bonuses to our named executive officers. In January 2018, the Compensation Committee awarded Mr. Donovan a discretionary bonus of $320,963. Mr. Donovan has extensive knowledge of our business and relationships around regulatory issues and complex transactions that were instrumental as we transitioned from the CEOC restructuring to a more traditional public company. The special bonus was given to reward Mr. Donovan’s performance in 2017 for helping the Company successfully navigate the emergence process. This was paid to Mr. Donovan in February 2018.

Cash Retention and Equity Awards

Annual Awards

In March 2017, the Prior Compensation Committee approved an annual long-term grant in the form of cash for the named executive officers and certain other members of management under the 2012 PIP. The cash award was in lieu of the typical annual equity awards made to senior management (which were restricted due to the bankruptcy process) and was intended to secure ongoing retention and engagement of our leadership. Management benchmarked the award value versus other gaming companies and recommended cash grants at target value for each named executive officer and member of management. The cash awards granted in March 2017 vest ratably over a two-year period, with the exception of Mr. Frissora who has a three-year vesting period, and generally require continued service with the Company, in order to promote retention.

In March 2017, the Prior Compensation Committee approved the following annual grants to the named executive officers:

Executive	Cash-Based Awards
Mark Frissora	$6,000,000
Eric Hession	$1,076,250
Thomas Jenkin	$1,845,000
Robert Morse	$1,306,875
Timothy Donovan	$1,076,250

2017 Retention Program

In March 2017, the Prior Compensation Committee approved the “2017 Retention Program” for the named executive officers and certain other members of management. The Plan followed earlier retention plans in the form of equity grants from January 2015 and July 2016, respectively. The 2017 Retention Program included two components:

(i)

A one-time stock option repricing pursuant to which any named executive officer who held stock options that were granted under any of our equity plans with an exercise price greater than $9.45 (i.e., the closing price of a share of our common stock on March 14, 2017) had the exercise prices of such stock options automatically reduced to $9.45; and

(ii)	An amendment to each named executive officer’s employment agreement to provide for the following:
a.

“double trigger” accelerated vesting of any stock options and other long-term incentive awards granted pursuant to any of the Company’s long-term incentive programs in the event that the executive’s employment is terminated by us or any of our subsidiaries without “Cause,” by the executive for “Good Reason,” or by reason of the executive’s death or disability (as such terms are defined in the applicable named executive officer’s employment agreement as further defined below under “—Potential Payments Upon Termination or Change in Control”), in each case at any time prior to the second anniversary of CEOC’s emergence from bankruptcy;

b.

that any performance-based long-term incentive awards that vest in accordance with the aforementioned qualifying termination will vest based on actual performance through the end of the original performance period; and

c.

any outstanding stock options held by any such named executive officer at the time of such a qualifying termination will remain exercisable until at least the second anniversary of such qualifying termination but in no event beyond the original term of the option (collectively, the “Amendments”).

The Prior Compensation Committee believed that the option repricing was an effective and efficient means of providing additional incentives to our management team that would not have required us to issue additional stock-based awards. Further, the efforts of management during the CEOC bankruptcy delivered significant value creation for the business, but which had not flowed through to the Company’s stock price. On March 28, 2018, the Compensation Committee recommended and the Board approved an amendment to the 2017 PIP eliminating the ability of the Company to reprice stock options and SARs without first obtaining the approval of its stockholders.

The Prior Compensation Committee also determined that the Amendments were an effective means to retain certain key employees, including certain of our named executive officers, to reinforce their continued attention and dedication to their assigned duties, and counteract uncertainty surrounding the ongoing Chapter 11 restructuring of CEOC and the transition period following Emergence. The Amendments and option repricing also allowed the Company to conserve cash while continuing to incentivize and retain key employees, in each case consistent with constraints associated with the Chapter 11 restructuring of CEOC.

Finally, the Prior Compensation Committee designed the 2017 Retention Program with the intention of ensuring flexibility for our Board following Emergence with respect to future equity grants under our 2017 PIP, which was approved by stockholders in June 2017.

Founders Retention Grant

Immediately prior to Emergence in October 2017, the Prior Compensation Committee approved a one-time discretionary award of RSUs to all of the named executive officers and over 650 members of management under the 2017 PIP, to be executed following Emergence. The goal of the grant was to secure management’s retention post-Emergence, align leadership with stockholder goals of generating value for the business, and engage leadership about the Company’s future. The Prior Compensation Committee also considered management’s performance in successfully guiding the Company through the restructuring process. Further, the grant aligned with the practices we observed at other companies emerging from bankruptcy and was benchmarked with data and consultation from Willis Towers Watson. With respect to the award vehicle, grant size, vesting conditions and relationship to total direct compensation, the Prior Compensation Committee reviewed market benchmarks (both from similarly-sized companies that had emerged from Chapter 11 recently along with other data), and determined that both the form of the award and annualized economics of the grant were reasonable compared to the practices we observed at other companies emerging from bankruptcy. Total direct compensation for the named executive officers inclusive of the annualized Founders Retention Grant was also reviewed by the Prior Compensation Committee, and it was determined that compensation levels for the named executive officers were reasonable relative to the compensation levels we observed at other similarly-sized companies emerging from bankruptcy, and did not position total compensation inappropriately. The Prior Compensation Committee spent considerable time reviewing this program relative to other similar programs, and also carefully reviewed named executive officers’ performance both in 2017 and through the pendency of the Chapter 11 process, in the context of the extraordinary value that was created for stakeholders.

Messrs. Frissora, Hession, Jenkin, Donovan, and Morse received the following Founders Retention Grant awards:

Name	Number of RSUs	Grant Date Value (Total	Grant Date Value (Annualized Over 4 Years)
Mark Frissora	1,289,063	$16,500,006	$4,125,002
Eric Hession	260,129	$3,329,651	$832,413
Thomas Jenkin	396,387	$5,073,754	$1,268,438
Robert Morse	280,774	$3,593,907	$898,477
Timothy Donovan	231,226	$2,959,693	$739,923

The RSUs vest ratably on the anniversary of the grant for four years, subject to continued employment, are otherwise on substantially the same terms as the Company’s previously awarded RSUs and are subject to accelerated vesting for certain terminations. As the Prior Compensation Committee reviewed market data from recently emerged Chapter 11 companies, the data suggested that so called “emergence equity grants” most often do not contain explicit performance conditions in the majority of the cases and are focused solely on providing a retention incentive for the participants; hence, time-based RSUs were viewed as reasonable in this context. Management considers the Founders Retention Grant key to securing ongoing retention and engagement of key leaders. The response from management to the grant has been overwhelmingly positive, with high engagement scores and low voluntary turnover. Execution of the Founders Retention Grant enabled the Company to exit restructuring with stability in what otherwise could have been an uncertain time.

Clawbacks and Forfeitures

Under our Senior Executive Incentive Plan, unless an award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws that reduces the amount payable or due in respect of an award under the plan that would have become payable had the Company’s EBITDA been properly reported (as determined by the Compensation Committee), (i) the award will be canceled and (ii) a participant will forfeit the cash payable pursuant to the award and the amount(s) (if any) paid to the participant in respect of the award (and the participant may be required to return or pay such amount to the Company); (b) if, following a participant’s termination of employment with the Company, the Compensation Committee determines that the Company had grounds to terminate such participant for “Cause” (as such term is defined in the Compensation Committee’s discretion or as set forth in a written employment or award agreement between the Company and the participant), then the Compensation Committee may, in its sole discretion, (i) cancel any outstanding portion of an award granted under the plan (whether earned or unearned) that is held by such participant without payment therefore and/or (ii) require the participant or other person to whom any payment has been made in connection with such award after the date of the conduct constituting Cause to forfeit and pay to the Company, on demand, all or any portion of the amount(s) received upon the payment of any other award granted under the plan following the date of conduct constituting Cause; and (c) to the extent required (i) by applicable law (including, without limitation, the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act), (ii) the rules and regulations of NASDAQ and/or (iii) pursuant to a written policy adopted by the Company (as in effect and/or as amended from time to time), awards under the plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the plan and all written agreements evidencing the grant of any outstanding award (if any)).

Under our 2012 PIP and 2017 PIP, unless an award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under applicable securities laws, that reduces the amount payable or due in respect of an award under the plan that would have been earned had the financial results been properly reported (as determined by the Compensation Committee), (i) the award will be canceled and (ii) the participant will forfeit (A) the cash or shares of common stock received or payable on the vesting, exercise or settlement of the award and (B) the amount of the proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares of common stock or amount to the Company); (b) if, after a termination by a participant from employment or services with the Company and its subsidiaries, the Compensation Committee determines that the Company or any of its subsidiaries had grounds to terminate such participant for “Cause,” then (i) any outstanding vested or unvested, earned or unearned portion of an award under the plan that is held by such participant may, at the Compensation Committee’s discretion, be canceled without payment therefor and (ii) the Compensation Committee, in its discretion, may require the participant or other person to whom any payment has been made or shares of common stock or other property have been transferred in connection with the award after the date of conduct constituting Cause to forfeit and pay over to the Company, on demand, all or any portion of the compensation, gain or other value (whether or not taxable) realized upon the exercise of any option or stock appreciation rights, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation rights and the value realized (whether or not taxable) on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting Cause; and (c) to the extent required by applicable law (including, without limitation, the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act) and/or the rules and regulations of NASDAQ, or if so required pursuant to a written policy adopted by the Company (as in effect and/or amended from time to time), awards under the plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this plan and all outstanding award agreements).

Employment Agreements

We have entered into employment agreements with each of our named executive officers, which are described below in “— Discussion of the Summary Compensation Table.” The Prior Compensation Committee and our Board put these agreements in place in order to attract and retain the highest quality executives. At least annually, our human resources department reviews our termination and change in control arrangements against peer companies as part of its review of our overall compensation package for executives to determine whether it is competitive. The human resources department reviews each of our executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to our ongoing business. The human resources department presents its assessment to the Compensation Committee for feedback. The Compensation Committee reviews the information and determines if changes are necessary to the termination and severance packages of our executives.

Policy Concerning Tax Deductibility

The tax treatment of the elements of our executive compensation program has been one factor considered in the design of the program.  Under Section 162(m) of the Internal Revenue Code, as amended in December 2017, the federal income tax deduction for certain types of compensation paid to certain executive officers of publicly-held companies is limited to $1 million per officer per fiscal year, whether or not the compensation qualifies as performance-based compensation.  The new rules generally apply to taxable years beginning after December 31, 2017 but do not apply under a transition rule to remuneration provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

Although the Compensation Committee considers the impact of Section 162(m) as well as other tax and accounting consequences when designing and implementing the Company’s executive compensation programs, the Compensation Committee retains the flexibility to design and administer compensation programs that are consistent with the Company’s goals for its compensation programs.  In addition, due to the ambiguities and uncertainties as to the application and interpretation of the recently-amended Section 162(m) and the related transition rule, no assurances can be given that compensation, even if previously intended to satisfy the requirements for deductibility under Section 162(m), would, in fact, be deductible.  The tax legislation enacted in December 2017 will likely result in more executive compensation not being tax deductible by the Company.  The Compensation Committee is continuing to assess the impact of the recently-amended Section 162(m) on our compensation programs.

Stock Ownership Requirements

The Compensation Committee approved Stock Ownership Guidelines for the named executive officers and non-employee directors in February 2018. The Compensation Committee believes it is important for the Executive Officers to align their objectives with the Company and have a financial stake in generating value for the Company. The approved guidelines are as follows:

Named Executive Officer or Director	Ownership Guideline
Chief Executive Officer	6X Base Salary
Other Named Executive Officers	5X Base Salary
Non-employee Directors	5X Annual Fee Retainer

The named executive officers and non-employee directors are allowed 5 years to achieve minimum stock ownership level. The Compensation Committee will monitor the named executive officers and non-employee directors’ achievement towards the guidelines annually and evaluate, where necessary, consequences for not meeting the guidelines.

Chief Executive Officer’s Compensation

The objectives of our Chief Executive Officer compensation are typically approved annually by the Compensation Committee. Mr. Frissora’s compensation objectives for 2017 were approved by the Prior Compensation Committee in February 2017.

The Compensation Committee’s assessment of the Chief Executive Officer’s performance is generally based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the Compensation Committee, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set.

As Chief Executive Officer, Mr. Frissora’s base salary was determined based on his performance, his responsibilities, and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the Compensation Committee, which bases its decision upon his prior year’s performance versus his objectives, as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the Compensation Committee reviews Mr. Frissora’s base salary against peer groups, his roles and responsibilities within the Company, his contribution to our success, and his individual performance against his stated objective criteria.

Mr. Frissora’s salary, bonus and equity awards differ from those of our other named executive officers in order to (a) keep Mr. Frissora’s compensation in line with chief executive officers of other gaming, hotel and lodging companies, as well as other consumer-oriented companies, (b) compensate him for the role as the leader and public face of our Company and (c) compensate him for attracting and retaining our senior executive team.

Personal Benefits and Perquisites

We provided the Company aircraft for Mr. Frissora’s personal use at certain times during 2017. These perquisites are more fully described in the “Summary Compensation Table.” Our use of perquisites as an element of compensation is limited. We do not view perquisites as a significant element of our comprehensive compensation structure, but we do believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under our group life insurance program, senior executives, including the named executive officers, are eligible for an employer-provided life insurance benefit equal to three times their base salary, with a maximum benefit of $5.0 million. In addition, group long-term disability benefits are available to all benefits-eligible employees. Under our group short-term disability insurance program, senior executives, including the named executive officers, are eligible for an employer-provided Company-paid short-term disability policy with a maximum $5,000 weekly benefit.

Other Benefits

During 2017, all of our named executive officers were eligible to participate in our health and welfare benefit plans, including the Caesars Savings and Retirement Plan (the “401(k) Plan”).

Deferred Compensation Plans

As of December 31, 2017, certain named executive officers have balances in two of the five deferred compensation plans, each of which have been frozen and no longer provide for voluntary deferrals by active employees. The five deferred compensation plans are (1) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan (“ESSP”), (2) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II (“ESSP II”), (3) the Park Place Entertainment Corporation Executive Deferred Compensation Plan (“CEDCP”), (4) the Harrah’s Entertainment, Inc. Deferred Compensation Plan (“DCP”), and (5) the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan (“EDCP”). These plans allowed certain employees an opportunity to save for retirement and other purposes. Mr. Jenkin has a balance in the EDCP, and Mr. Hession has a balance in the ESSP II. The other named executive officers do not have a balance in any of the deferred compensation plans. See Note 16 to the consolidated financial statements in our 2017 Annual Report for further detail.

COMPENSATION COMMITTEE REPORT

To the Board of Directors of Caesars Entertainment Corporation:

Our role is to assist the Board of Directors in its oversight of the Company’s executive compensation, including approval and evaluation of director and officer compensation plans, programs and policies and administration of the Company’s bonus and other incentive compensation plans.

We have reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s 2017 Annual Report.

David Sambur, Chairman

Richard Schifter

Christopher Williams

The above Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information for our Chief Executive Officer, our Chief Financial Officer, and an additional three of our most highly compensated executive officers during 2017 (collectively, our “named executive officers”).

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus(1) ($)	(e) Stock Awards(2) ($)	(f) Option Awards(2) ($)	(g) Non-Equity Incentive Plan Compensation(3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings ($)	(i) All Other Compensation(4) ($)	(j) Total ($)
Mark Frissora,	2017	$2,000,000	$330,000	$16,500,006	$400,000	$4,494,000	$—	$224,187	$23,948,193
President and Chief Executive Officer(5)	2016	1,976,923	—	2,565,001	—	4,756,771	—	212,237	9,510,932
	2015	1,599,231	—	2,302,000	5,012,000	3,645,025	—	254,574	12,812,830
Eric Hession,	2017	721,541	96,248	3,329,651	27,025	779,037	—	23,994	4,977,496
Executive Vice President, Chief Financial Officer	2016	703,990	—	1,233,440	—	791,889	—	21,658	2,750,977
	2015	696,706	—	1,859,956	89,250	787,500	—	16,663	3,450,075
Thomas Jenkin,	2017	1,236,927	164,999	5,073,754	131,260	1,091,897	370,020	27,438	8,096,295
Global President of Destination Markets	2016	1,206,841	—	1,859,630	—	1,357,596	320,364	45,250	4,789,681
	2015	1,200,000	—	1,327,061	170,136	1,350,000	277,371	43,768	4,368,336
Robert Morse,	2017	876,157	116,874	3,593,907	—	773,428	—	21,577	5,381,943
President of Hospitality	2016	854,845	—	1,393,751	—	881,459	—	35,682	3,165,737

Timothy Donovan,	2017	721,541	96,248	2,959,693	75,757	579,037	—	24,135	4,456,411
Executive Vice President, General Counsel and	2016	703,990	100,000	1,351,484	—	659,891	—	33,304	2,848,669
Chief Legal, Risk and Security Officer	2015	700,000	100,000	2,046,892	82,705	787,500	—	30,948	3,748,045

(1)

In 2017, reflects the cash portion of the 2016 Annual Grant Award under the 2012 PIP that vested on March 23, 2017 for Messrs. Frissora, Hession, Jenkin, Morse and Donovan. In 2016 and 2015, reflects discretionary bonuses awarded to Mr. Donovan.  The bonuses in this column are separate from the bonuses under column (g) for Non-Equity Incentive Plan Compensation.

(2)

Amounts in these columns reflect the grant date fair value of stock awards and option awards granted during the applicable year and were determined as required by Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 15 to the consolidated financial statements included in our 2017 Financial Statements.

Performance-based options are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards.

In March 2017, the Prior Compensation Committee approved the modification of stock option awards, allowing for the repricing of vested and unvested options for all active employees (subject to certain exceptions). All options that were “out of the money” as of March 14, 2017, were repriced with a strike price of $9.45 (closing price of the Company’s common stock as of March 14, 2017), with all other vesting terms remaining unchanged.

There was an incremental fair value associated with this modification under FASB ASC 718, and thus there is reportable compensation from this modification, which is included within the 2017 “Stock Awards” amount.

(3)

Messrs. Frissora, Hession, Jenkin, Morse and Donovan received 2017 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $4,494,000, $779,037, $1,091,897, $773,428 and $579,037, respectively.

(4)

All Other Compensation includes perquisites, which may include executive security, personal aircraft usage, Company lodging, health, life and disability insurance, financial planning, and tax reimbursements based on taxable earnings for Company lodging and on premiums paid for life and disability insurance.

The table below details the amount of (i) the 401(k) employer match, (ii) the value of life and disability insurance premiums paid by the Company for coverage in excess of the nondiscriminatory group insurance generally available to all salaried employees and (iii) any other perquisites to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive’s total perquisites:

	2017
Name	401(k) Employer Match ($)	Cost of Life and Disability Insurance ($)	Allocated amount for aircraft usage ($)
Mark Frissora	$600	$—	$200,000
Eric Hession	600	—	—
Thomas Jenkin	600	533	—
Robert Morse	600	—	—
Timothy Donovan	600	—	—

The amount allocated to Mr. Frissora for personal aircraft usage is calculated based on the incremental cost to us of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of our aircraft and the cost of maintenance not specifically related to trips.

(5)

The amount reported under “Stock Awards” for Mr. Frissora excludes the aggregate converted fair value of the 272,976 CAC RSUs awarded to Mr. Frissora in June 2016 pursuant to the terms of the CAC 2014 Performance Incentive Plan (“CAC 2014 PIP”), since such award was made in respect of Mr. Frissora’s services to CAC (and not in respect of services to us or any of our subsidiaries). Such award was converted into the Company’s RSU’s in October 2017 pursuant to the merger with CAC, as set forth in Note 1 to the consolidated financial statements included in our 2017 Financial Statements. The $3,277,108 fair value of these RSU’s (as of October 6, 2017) are excluded from Mr. Frissora’s 2017 “Stock Awards.”

Discussion of the Summary Compensation Table

Each of our named executive officers has entered into employment agreements with us that relate to the benefits that the named executive officers receive upon termination.

Chief Executive Officer. On February 4, 2015, our Board appointed Mark Frissora to the role of Chief Executive Officer Designate, effective February 5, 2015, and to succeed Mr. Loveman in the role of Chief Executive Officer and President of the Company and Caesars Enterprise Services, LLC (“CES”), effective July 1, 2015. The Company and CES entered into an employment agreement with Mr. Frissora on February 5, 2015. The term of the agreement is four years beginning on February 5, 2015 and automatically renews for successive one-year terms thereafter, absent 60 days’ notice by us or Mr. Frissora not to renew. Mr. Frissora’s base salary pursuant to the terms of the employment agreement was $1,800,000, and the employment agreement provides that he will participate in our Senior Executive Incentive Plan with a target of 150% of his base salary.  Mr. Frissora is entitled to certain perquisites, including (i) the use of our aircraft (up to a maximum value of $200,000 per fiscal year) and (ii) certain relocation benefits (including up to six months of temporary housing, reimbursements of costs incurred in connection with locating a suitable residence in Las Vegas for purchase, and gross-up for any taxes that may apply to such relocation benefits).

Upon a termination of the employment agreement by the Company without “Cause,” by Mr. Frissora for “Good Reason” (as such terms are defined in the employment agreement and as further described below under “—Potential Payments Upon Termination or Change in Control”) or due to the Company’s nonrenewal of its term upon any expiration date, the Company will (a) pay Mr. Frissora cash severance equal to two times his base salary plus one times his target bonus paid in installments over 24 months, (b) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through the date of termination, paid when bonuses are payable generally to active employees, and (c) continued payment of costs related to certain health and welfare benefits for coverage for 24 months. In addition, upon any such termination within (i) the six-month period prior to a change in control at the request of the buyer in such transaction or (ii) the 12-month period following a change in control, we will (1) pay Mr. Frissora severance equal to two-and-a-half times the sum of his base salary plus target bonus, paid in a lump sum (unless otherwise provided by the employment agreement), (2) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through the date of termination, paid when bonuses are payable generally to active employees and (3) continue payment of costs related to certain health and welfare benefits for 30 months.

Mr. Frissora has agreed not to, during the 24-month period following the termination of his employment, (i) compete with us or our affiliates and (ii) solicit or hire certain employees of the Company and our affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect to Company matters.

In addition, on February 5, 2015, Mr. Frissora was awarded (i) an option to purchase 1,000,000 shares of our common stock (the “Option”) and (ii) 200,000 RSUs, where each RSU represents the right to receive one share of our common stock upon vesting. The Option and the RSUs are granted under the 2012 PIP. The exercise price for the Option is equal to the closing price of one share of our common stock on the NASDAQ on the date of grant (now $9.45 per share as described above under 2017 Retention Program). Of the 1,000,000 shares subject to the Option, 400,000 shares vest and become exercisable in equal annual installments of 25% over a four-year period, 200,000 shares vest based on the achievement of a price target of $30.00 per share of the Company’s common stock (now $15.00 per share as described in further detail below), and 400,000 shares vest based on the achievement of certain EBITDA goals. The RSUs vest in equal annual installments of 25% over a four-year period. Upon a change in control or within the six-month period prior to a change in control if Mr. Frissora is terminated by us other than for Cause (including death or disability) or by Mr. Frissora for Good Reason the RSUs immediately vest and are settled. If Mr. Frissora is terminated by us other than for Cause (including death or disability) or by Mr. Frissora for Good Reason within (i) the six-month period prior to a change in control or (ii) the 12-month period following a change in control, the Option immediately vests.

On July 5, 2016, Mr. Frissora’s employment agreement was amended to account for the fact that Mr. Frissora would provide strategic advisory consulting services to CAC. In consideration for these services, Mr. Frissora was awarded CAC RSUs under the CAC 2014 PIP having an aggregate grant date fair value of $3,000,000, which CAC RSUs are scheduled to vest in equal installments on June 29 of each of 2017, 2018 and 2019. In addition to the foregoing, (a) Mr. Frissora’s base salary was increased to $2,000,000, (b) his target bonus opportunity was increased to 175%, (c) the target price of Mr. Frissora’s options was reduced from $30.00 per share to $15.00 per share, and (d) to the extent that Mr. Frissora’s employment is terminated without Cause, due to his death or disability or by Mr. Frissora for Good Reason other than in connection with a change in control, Mr. Frissora would be entitled to one year of additional vesting in respect of (i) his award of his CAC RSUs (which were converted into Company RSUs in connection with the Merger), (ii) his award of RSUs granted on March 23, 2016, and (iii) any other equity awards granted by the Company or CAC to Mr. Frissora after July 5, 2016.

On March 8, 2017, Mr. Frissora’s employment agreement was amended to provide that if his employment is terminated without Cause, due to his death or disability or by him for Good Reason, in each case prior to the second anniversary of the Emergence, (i) all of his outstanding awards under the 2012 PIP and any other Company long-term incentive program will immediately vest, (ii) any of his outstanding stock options will remain exercisable until at least the second anniversary of such termination, but not beyond the original term of the option, and (iii) any performance-based long-term incentive awards that vest, will vest based upon actual performance through the end of the applicable performance period.

On February 1, 2018, the Board approved an increase to Mr. Frissora’s annual bonus target from 175% to 200%. The Compensation Committee recommended the increase to the Board to better align Mr. Frissora’s annual bonus target with chief executive officers in the Company’s peer group.

Other Named Executive Officers.

We entered into an employment agreement with Mr. Hession on November 10, 2014, pursuant to which he receives an annual base salary of $700,000 (currently, $735,438). The agreement with Mr. Hession is for a term of four years beginning on November 10, 2014 and is automatically renewed for successive one-year terms, unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.

We entered into an employment agreement with Mr. Jenkin on January 3, 2012, pursuant to which he receives an annual base salary of $1,200,000 (currently, $1,260,750). The agreement with Mr. Jenkin had an initial term of four years beginning on January 3, 2012, was automatically renewed for a one-year term, and will continue to be renewed for successive one-year terms, unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.

We entered into an employment agreement with Mr. Morse on April 14, 2014, pursuant to which he receives an annual base salary of $850,000 (currently, $893,031). The agreement with Mr. Morse is for a term of four years beginning on April 14, 2014 and is automatically renewed for successive one-year terms, unless either we or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.

We entered into an employment agreement with Mr. Donovan on April 2, 2009, that had an initial term of four years beginning on April 2, 2009 and automatically renews for successive one-year terms, unless either we or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. On October 6, 2017, CES entered into a letter agreement that was subsequently amended on November 27, 2017, modifying Mr. Donovan’s employment agreement in the event of a Qualifying Termination, which includes Mr. Donovan’s  (i) resignation (or giving written notice thereof),  for any or no reason, of his employment with CES on or after February 1, 2018 and on or before February 28, 2018 or (ii) termination without Cause (as defined in his employment agreement, as modified by the amended letter agreement (or giving written notice thereof) by CES or any affiliate thereof, on or before February 28, 2018. This letter agreement, as amended, provided that, in the event of a Qualifying Termination, Mr. Donovan will be entitled to, among other things, (1) a severance payment equal to 1.5 times his base salary, (2) a pro rata bonus, (3) the immediate vesting of all of his outstanding awards under long-term incentive plans granted on or before December 31, 2017, subject to certain conditions, (4) reimbursement of up to $200,000 for a loss on the sale of his Las Vegas residence, (5) a $1 million bonus for his efforts in obtaining gaming regulatory approval of the plan of reorganization for CEOC, subject to certain conditions, and (6) certain other benefits.  Upon a Qualifying Termination, the letter agreement, as amended, also provides that Mr. Donovan will be subject to an 18-month non-compete period and will enter into a one-year consulting agreement with CES under which he will receive an annualized fee of $500,000.

This letter agreement, as amended, was amended and restated on January 29, 2018, to provide for an increase in Mr. Donovan’s base salary to $850,000 and the payment of a supplemental bonus of $320,963. The amended and restated letter agreement further provides that, in the event of a Qualifying Termination, which includes Mr. Donovan’s (i) resignation (or giving written notice thereof) of his employment with CES for Good Reason (as defined in his employment agreement, as modified by the amendment and restatement), (ii) resignation (or giving written notice thereof), for any or no reason, of his employment with CES on or after January 1, 2020 on no less than 90 days’ notice, (iii) resignation (or giving written notice thereof) of his employment with CES on account of his retirement, or (iv) termination without Cause (as defined in his employment agreement, as modified by the amendment and restatement) (or giving written notice thereof) by CES or any affiliate thereof, Mr. Donovan will be entitled to, among other things, the benefits under the letter agreement, as amended,  except for the $1 million bonus and Mr. Donovan will be subject to an 18-month non-compete period.

On March 8, 2017, each of the employment agreements for Messrs. Jenkin, Hession, Morse and Donovan was amended to provide that if the executive’s employment is terminated without Cause, due to his death or disability or by him for Good Reason, in each case prior to the second anniversary of the Emergence, (i) all of his outstanding awards under the 2012 PIP and any other Company long-term incentive program will immediately vest, (ii) any of his outstanding stock options will remain exercisable until at least the second anniversary of such termination, but not beyond the original term of the option, and (iii) any performance-based long-term incentive awards that vest, will vest based upon actual performance through the end of the applicable performance period.

During 2017, each of Messrs. Frissora, Jenkin, Hession, Morse and Donovan was entitled to participate in benefits and perquisites, group health insurance, long-term disability benefits, life insurance, vacation, reimbursement of expenses, director and officer insurance, and the ability to participate in our 401(k) Plan. With respect to Mr. Jenkin, if (a) the executive attains age 50 and, when added to his number of years of continuous service with us, including any period of salary continuation, the sum of his age and years of service equals or exceeds 65, and at any time after the occurrence of both such events executive’s employment is terminated either (1) without Cause or (2) due to nonrenewal of the agreement, or (b) the executive attains age 55 and, when added to his number of years of continuous service with us, including any period of salary continuation, the sum of his age and years of service equals or exceeds 65 and the executive’s employment is terminated other than for Cause, he will be entitled to lifetime coverage under our group health insurance plan. Mr. Jenkin has met both of the criteria noted above. Mr. Jenkin will be required to pay 20% of the premium for this coverage, and we will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if Mr. Jenkin competes with us.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2017 to our named executive officers in the “Summary Compensation Table.” Non-Equity Incentive Plan payouts approved for 2017 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

							Option		Grant
			Estimated Future Payouts			Stock	Awards:	Exercise	Date Fair
			Under			Awards:	Number of	or Base	Value of
			Non-Equity Incentive Plan			Shares of	Securities	Price of	Stock and
			Awards (1)			Stocks or	Underlying	Option	Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Units ($)	Options ($)	Awards ($/Sh)	Awards ($) (2)
Mark Frissora	n/a		560,000	3,500,000	7,000,000	—	—	—	—
	3/14/2017	(3)	—	—	—	—	400,000	9.45	144,000
	3/14/2017	(3)	—	—	—	—	200,000	9.45	116,000
	3/14/2017	(3)	—	—	—	—	200,000	9.45	70,000
	3/14/2017	(3)	—	—	—	—	200,000	9.45	70,000
	10/6/2017	(4)	—	—	—	1,289,063	—	12.80	16,500,006
Eric Hession	n/a		86,585	541,156	1,082,312	—	—	—	—
	3/14/2017	(5)	—	—	—	—	3,125	9.45	1,625
	3/14/2017	(6)	—	—	—	—	20,000	9.45	25,400
	10/6/2017	(4)	—	—	—	260,129	—	12.80	3,329,651
Thomas Jenkin	n/a		148,431	927,696	1,855,391	—	—	—	—
	3/14/2017	(5)	—	—	—	—	37,500	9.45	19,500
	3/14/2017	(6)	—	—	—	—	88,000	9.45	111,760
	10/6/2017	(4)	—	—	—	396,387	—	12.80	5,073,754
Robert Morse	n/a		105,139	657,118	1,314,235	—	—	—	—
	10/6/2017	(4)	—	—	—	280,774	—	12.80	3,593,907
Timothy Donovan	n/a		86,585	541,156	1,082,312	—	—	—	—
	3/14/2017	(5)	—	—	—	—	20,313	9.45	10,563
	3/14/2017	(6)	—	—	—	—	51,334	9.45	65,194
	10/6/2017	(4)	—	—	—	231,226	—	12.80	2,959,693

(1)

Represents potential threshold, target and maximum incentive compensation for 2017. The threshold, target, and maximum payouts are calculated by applying the percentage payouts previously set by the 162(m) Plan Committee to each named executive officer’s base salary. Actual target and maximum payouts are determined by Adjusted EBITDA performance and customer satisfaction results under our Bonus Plan, as the means by which the Compensation Committee exercises its negative discretion under the Senior Executive Incentive Plan, described more fully under the “— Compensation Discussion and Analysis — Elements of Compensation — Cash Incentive Payments — Senior Executive Incentive Plan and Annual Management Bonus Plan.”

(2)

The figures in this column reflect the grant date fair value of stock awards and option awards granted during the year in accordance with ASC Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 15 to the consolidated financial statements included in our 2017 Annual Report.

(3)

Reflects options that were repriced under the 2012 PIP as described under “— Compensation Discussion and Analysis — Elements of Compensation — Cash Retention and Equity Awards — 2017 Retention Program.” The original grant date and exercise price was February 5, 2015 and $11.51, respectively.

(4)	Reflects RSUs granted under the 2017 PIP as described under “— Compensation Discussion and Analysis — Elements of Compensation — Cash Retention and Equity Awards — Founders Retention Grant.”
(5)

Reflects options that were repriced under the 2012 PIP as described under “— Compensation Discussion and Analysis — Elements of Compensation — Cash Retention and Equity Awards — 2017 Retention Program.” The original grant date and exercise price was June 28, 2013 and $13.70, respectively.

(6)

Reflects options that were repriced under the 2012 PIP as described under “— Compensation Discussion and Analysis — Elements of Compensation — Cash Retention and Equity Awards — 2017 Retention Program.” The original grant date and exercise price was May 7, 2014 and $21.18, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding options to purchase our common stock and RSUs, held by each of our named executive officers as of December 31, 2017. See “— Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Cash Retention and Equity Awards” for more information.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Date	Options Exercise Price	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Frissora	400,000	200,000	(1)	400,000	(2)	2/5/2025	9.45	100,000	(1)	1,265,000
	—	—		—		NA	—	272,728	(3)	3,450,009
	—	—		—		NA	—	1,289,063	(4)	16,306,647
	—	—		—		NA	—	295,724	(5)	3,740,909
Eric Hession	15,107	—		3,486	(6)	7/25/2022	8.23	—		—
	22,116	—		1,705	(6)	8/21/2022	8.22	—		—
	3,125	—		—		6/28/2023	9.45	—		—
	—	—		—		NA	—	79,547	(3)	1,006,270
	—	—		—		NA	—	72,979	(7)	923,184
	15,000	5,000	(8)	—		5/7/2024	9.45	3,056	(8)	38,658
	13,125	13,125	(9)	—		5/29/2025	9.36	45,938	(9)	581,116
	—	—		—		NA	—	260,129	(4)	3,290,632
Thomas Jenkin	363,541	—		35,947	(6)	8/21/2022	8.22	—		—
	37,500	—		—		6/28/2023	9.45	—		—
	—	—		—		NA	—	136,365	(3)	1,725,017
	—	—		—		NA	—	86,786	(7)	1,097,843
	66,000	22,000	(8)	—		5/7/2024	9.45	9,000	(8)	113,850
	25,020	25,020	(9)	—		5/29/2025	9.36	70,890	(9)	896,759
	—	—		—		NA	-	396,387	(4)	5,014,296
Robert Morse	—	—		—		NA	—	280,774	(4)	3,551,791
	—	—		—		NA	—	8,853	(8)	111,990
	—	—		—		NA	—	96,592	(3)	1,221,889
	—	—		—		NA	—	72,979	(7)	923,184
	17,730	17,730	(9)	—		5/29/2025	9.36	50,235	(9)	635,473
Timothy Donovan	67,473	—		9,737	(6)	8/21/2022	8.22	—		—
	20,313	—		—		6/28/2023	9.45	—		—
	38,500	12,834	(8)	—		5/7/2024	9.45	5,250	(8)	66,413
	—	—		—		NA	—	79,547	(3)	1,006,270
	—	—		—		NA	—	90,730	(7)	1,147,735
	12,162	12,163	(9)	—		5/29/2025	9.36	42,569	(9)	538,498
	—	—		—		NA	—	231,226	(4)	2,925,009

(1)	One-half of the options and restricted stock units vest on February 5, 2018 and February 4, 2019, respectively.
(2)

200,000 of the options vest based on the achievement of a $15.00 stock price target, and 200,000 vest based on the achievement of certain Company EBITDA goals. In February 2018, 50,000 of the 200,000 stock options vested as a result of our Compensation Committee’s certification of the achievement of a portion of the Company's EBITDA goal.

(3)	One-half of these RSUs vest on March 23 of each 2018 and 2019.
(4)	One-fourth of RSUs vest on October 6 of each 2018, 2019, 2020, and 2021.
(5)

Reflects awards granted under the CAC Equity-Based Compensation Plan that were converted to the Company’s shares upon the merger of CAC and the Company. One-half of RSUs vest on June 29 of each 2018 and 2019.

(6)

Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30 calendar day period ending on the day immediately preceding the date of determination is equal to or greater than $35.

(7)	100% of these RSUs vest on January 5, 2018
(8)	100% of options and RSUs vest on May 7, 2018.
(9)	One-half of options and stock units vest on March 1, 2018 and March 1, 2019, respectively.

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exercises and vesting during 2017.

Name	Option Awards Number of Shares Exercised (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise or Vesting(1) ($)
Mark Frissora	—	186,363	1,748,630
Eric Hession	—	69,547	664,289
Thomas Jenkin	—	126,689	1,207,112
Robert Morse	—	82,266	797,858
Timothy Donovan	—	73,925	705,075

(1)	Value realized is calculated as the number of shares vested times the closing price of our common stock on the date vested.

For discussion of how equity grants are determined, see “— Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Cash Retention and Equity Awards.”

Nonqualified Deferred Compensation

Name	Executive Contributions in 2017(1) ($)	Company’s Contributions in 2017(1) ($)	Aggregate Earnings in 2017(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Mark Frissora	—	—	—	—	—
Eric Hession	—	—	26,844	—	165,937
Thomas Jenkin	—	—	1,229,006	—	11,062,420
Tim Donovan	—	—	—	—	—
Robert Morse	—	—	—	—	—

(1)	The following deferred compensation contribution and earnings amount were reported in the 2017 Summary Compensation Table.

Name	Contributions in 2017($)	Above Market Earnings in 2017($)
Mark Frissora	—	—
Eric Hession	—	—
Thomas Jenkin	—	370,020
Timothy Donovan	—	—
Robert Morse	—	—

All other earnings were at market rates from deferred compensation investments directed by the executives.

We do not provide a fixed benefit pension plan for our executives but maintain five deferred compensation plans as noted above in Deferred Compensation Plans. As of January 1, 2015, all plans were frozen and no longer provide for voluntary deferrals by active employees. Therefore, no deferrals were made to any deferred compensation plan in 2017 by our executives.

The table below shows the investment funds available and the annual rate of return for each fund for the year ended December 31, 2017:

Name of Fund	2017 Rate of Return
500 Index Trust B	21.54%
Aggressive Growth Lifecycle	20.67%
American International Trust	31.65%
BlackRock Small Cap Index	14.06%
Capital Appreciation Trust	36.51%
Conservative Lifecycle	8.21%
Diversified Bond	6.88%
Equity-Income Trust	16.28%
Growth Lifecycle	17.11%
Inflation Managed	3.68%
International Equity Index Trust B	27.45%
International Growth	21.90%
Mid Cap Stock Trust	28.66%
Mid Value Trust	11.46%
Moderate Lifecycle	12.42%
Money Market Trust B	0.61%
PSF Real Estate	3.24%
Small Cap Growth Trust	26.70%
Small Cap Value Trust	3.79%

Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with the named executive officers that require us to make payments and provide various benefits to the executives in the event of the executive’s termination or a change in control. Some of the named executive officers also have award agreements that require payments in the event of the executive’s termination or a change in control. The terms of the agreements are described below. The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed in the tables below.

Mr. Frissora

If we terminate the employment agreement without Cause (including as a result of a nonrenewal of his term of employment by the Company) or if Mr. Frissora resigns for Good Reason:

•	The Company must pay Mr. Frissora any accrued and unpaid base salary and unreimbursed business expenses;
•

Mr. Frissora will be entitled to receive any amounts or benefits due under any benefit or equity plan, program or arrangement, or payroll practice in accordance with the terms of such plan, program arrangement or payroll practice;

•

Mr. Frissora will be paid his pro-rated bonus for the year of termination and any annual bonus for the year prior to the year that includes the year of his termination of employment (to the extent previously approved by the Board or Compensation Committee and not theretofore paid);

•	Mr. Frissora will be paid a severance amount equal to two times his base salary and one times his target bonus;
•	Mr. Frissora would be entitled to payment of the costs related to certain health and welfare benefits for a period of 24 months;
•

Mr. Frissora would be entitled to one year of additional vesting in respect of (i) his award of his CAC RSUs (which were converted into Company RSUs in connection with the Merger), (ii) his award of RSUs granted on March 23, 2016 and (iii) any other equity awards granted by the Company or CAC to Mr. Frissora after July 5, 2016 (such incremental vesting is also available if Mr. Frissora dies or becomes disabled); and

•

Mr. Frissora would (i) vest in all of his outstanding awards under the 2012 PIP and any other Company long-term incentive program, (ii) his outstanding stock options would remain exercisable until at least the second anniversary of termination (but not beyond the original term) and (iii) any performance-based long-term incentive awards that vest, would vest based upon actual performance through the end of the applicable performance period (such vesting and other provisions are also available if Mr. Frissora dies or becomes disabled).

If a change in control were to occur during the term of Mr. Frissora’s employment agreement and his employment was terminated by the Company without Cause or he resigned for Good Reason within 12 months following such change in control, or if his employment was terminated within six months before the change in control by reason of the request of the buyer, Mr. Frissora would be entitled to receive the benefits described above under termination without Cause by us or by Mr. Frissora for Good Reason, provided that he would (i) be entitled to receive a severance payment of two-and-one-half times the sum of his base salary and target bonus, (ii) payment of costs related to certain health and welfare benefits for a period of 30 months, (iii) his award of Company RSUs granted on February 5, 2015 would vest in full (for these awards only, on the date of such change in control), and (iv) all other Company equity awards that have not already vested would immediately vest upon the date of such qualifying termination of employment (or, if terminated prior to the change in control, at the time of the change in control).

Mr. Frissora has agreed not to, during the 24-month period following the termination of his employment, (i) compete with us or our affiliates or (ii) solicit or hire certain employees of the Company and our affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect to Company matters.

“Cause” is defined under the agreement as:

(i)

the willful failure of Mr. Frissora to substantially perform his duties with us or to follow a lawful reasonable directive from our Board (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Mr. Frissora by our Board that specifically identifies the manner in which our Board believes that Mr. Frissora has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Frissora is given a reasonable opportunity (not to exceed 30 days) to cure any such failure, if curable.

(ii)

(a) any willful act of fraud, or embezzlement or theft by Mr. Frissora, in each case in connection with his duties under the employment agreement or in the course of his employment or (b) Mr. Frissora’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to our business or reputation.

(iii)

Mr. Frissora being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Illinois, Indiana, Iowa, Louisiana, Maryland, Mississippi, Missouri, Ohio, Ontario (Canada), Pennsylvania, Nevada, New Jersey, North Carolina or South Africa.

(iv)

Mr. Frissora’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or a final judicial order or determination prohibiting Mr. Frissora from service as an officer pursuant to the Exchange Act or the rules of the NASDAQ.

“Good Reason” is defined under the agreement as the occurrence of any of the following circumstances without Mr. Frissora’s express written consent unless, in the case of paragraphs (a), (d), (e), (f) or (g) below, such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Frissora notifying us of his resignation for Good Reason:

(a)

the assignment to Mr. Frissora of any duties materially inconsistent with his status as our Chief Executive Officer and President or a material adverse alteration in the nature or status of his responsibilities, duties or authority, including a material adverse alteration in his title or reporting structure to or by him;

(b)	the requirement that Mr. Frissora report to anyone other than our Board (or, in his capacity as Chief Executive Officer and President of CES, to the Steering Committee of CES);
(c)	the failure of Mr. Frissora to be elected or reelected as a member of our Board;
(d)	a reduction by us in Mr. Frissora’s base salary as it may be increased from time to time;
(e)

the relocation of our principal executive offices from Las Vegas, Nevada, to a location more than fifty (50) miles from such offices, or our requirement that Mr. Frissora to be based anywhere other than the location of our principal offices in Las Vegas (except for required travel on our business);

(f)

our failure to pay to Mr. Frissora any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Frissora, or to pay to Mr. Frissora any material portion of an installment of deferred compensation under any of our deferred compensation programs within 30 days of the date such compensation is due;

(g)	any reduction by us of Mr. Frissora’s target bonus or maximum bonus; or
(h)	our failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Other Named Executive Officers

Upon a termination without Cause (as defined in the employment agreement and set forth below), a resignation by the executive for Good Reason (as defined in the employment agreement and set forth below) ), a Qualifying Termination of Mr. Donovan ( as defined in the amended letter agreement and described above), a termination due to disability for Messrs. Hession and Morse only, or upon our delivery of a nonrenewal notice for Messrs. Jenkin, Donovan or Morse only, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, Messrs. Jenkin, Hession, Donovan and Morse will receive a cash severance payment equal to one-and-a-half times his base salary payable in equal installments during the 18 months following such termination, for Messrs. Jenkin and Donovan only, a pro-rated bonus for the year in which the termination occurs based on certain conditions, certain other benefits, and for Mr. Donovan only, if a Qualifying Termination, (i) immediate vesting of all of his outstanding awards under our long-term incentive plans granted on or before December 31, 2017, (ii) a $1 million bonus for his efforts in obtaining gaming regulatory approval of the plan of reorganization for CEOC,  (iii)  reimbursement of up to $200,000 for a loss on the sale of his Las Vegas residence, and (iv) an annualized fee of $500,000 for a one-year consulting agreement.

In the event an executive’s employment is terminated without Cause, due to his death or disability, or by him for Good Reason, in each case prior to the second anniversary of the Emergence,  (i) all of his outstanding awards under the 2012 PIP and any other Company long-term incentive program will immediately vest, (ii) any of his outstanding stock options will remain exercisable until at least the second anniversary of such termination, but not beyond the original term of the option, and (iii) any performance-based long-term incentive awards that vest, will vest based upon actual performance through the end of the applicable performance period.

In the event that the employment of Messrs. Jenkin or Donovan is terminated by reason of his disability, such executive will be entitled to apply for our long-term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long-term disability benefits to which he is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his base salary during the period of salary continuation, he will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of us and our affiliates.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The non-compete period for Messrs. Hession and Morse is 18 months after any termination. The “non-compete period” for Messrs. Jenkin or Donovan varies based on the type of termination the executive has. If the executive has a voluntary termination of employment with us without Good Reason and with respect to Mr. Donovan, the termination is not a Qualifying Termination, the non-compete period is six months. If we have terminated the executive’s employment without Cause or the executive has terminated for Good Reason (including for Mr. Donovan, a Qualifying Termination), if we have delivered a notice of nonrenewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months. If the executive’s employment is terminated for Cause, the non-compete period is for six months. The non-solicitation periods last for 18 months following termination with respect to Messrs. Jenkin, Hession, Donovan, and Morse.  The non-communication periods continue after termination for Messrs. Hession and Morse and last for 18 months for Messrs. Jenkin and Donovan. A breach of the non-compete covenant will cause our obligations under their employment agreements to terminate. In addition, the executives each have confidentiality obligations.

“Cause” under the employment agreements for Messrs. Jenkin and Donovan is generally defined as:

(i)

the willful failure of executive to substantially perform executive’s duties with us or to follow a lawful, reasonable directive from our Board or the Chief Executive Officer or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by our Board (or the Chief Executive Officer, as applicable) that specifically identifies the manner in which our Board (or the Chief Executive Officer, as applicable) believes the executive has willfully not substantially performed the executive’s duties or has willfully failed to follow a lawful, reasonable directive;

(ii)

(a) any willful act of fraud, or embezzlement or theft, by the executive, in each case, in connection with executive’s duties under the employment agreement or in the course of the executive’s employment under the employment agreement or (b) the executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;
(iv)

(a) the executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to us, or (b) a final judicial order or determination prohibiting the executive from service as an officer pursuant to the Exchange Act or the rules of the NASDAQ; or

(v)	the executive’s willful breach of the restrictive covenant or confidentiality provisions of his employment agreement.

For purposes of the definition of “Cause,” no act or failure to act on the part of executive shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that the executive’s action or omission was in our best interests. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by our Board or based upon the advice of our counsel shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of our Company. The cessation of employment of the executive shall not be deemed to be for Cause unless and until the executive has been provided with written notice of the claim(s) against him under the above provision(s) and a reasonable opportunity (not to exceed 30 days) to cure, if possible, and to contest said claim(s) before our Board.

The definition of “Cause” in the employment agreements for Messrs. Hession and Morse are generally defined as:

(i)

with respect to Mr. Morse, a conviction of, guilty plea to, or plea of nolo contendere to, a felony or other crime involving moral turpitude, and with respect to Mr. Hession, the commission of, guilty plea to, or plea of no contest to, a felony or misdemeanor;

(ii)	conduct that constitutes fraud or embezzlement or any acts of dishonesty in relation to executive’s duties;
(iii)

with respect to Mr. Morse, gross negligence, bad faith or willful misconduct, and with respect to Mr. Hession, negligence, bad faith or misconduct, that causes either reputation or economic harm to us and our subsidiaries or affiliates;

(iv)

failure or refusal to perform the executive’s duties as determined by us in our sole discretion, and in addition, with respect to Mr. Hession, his refusal or failure to perform any of our reasonable directives;

(v)	the executive’s knowing misrepresentation of any material fact that we reasonably request;
(vi)	the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which we conduct gaming operations;
(vii)	the executive’s violation, as determined by us, of any securities or employment laws or regulations; or
(viii)	the executive’s breach of his obligations under the employment agreement or violation of Company policies.

“Good Reason” under the other named executive officers’ employment agreements is defined as the occurrence, without the executive’s express written consent, of any of the following circumstances unless such circumstances, are fully corrected prior to the date of termination specified in the written notice given by executive notifying us of his or her intention to terminate his or her employment for Good Reason:

(i)

a reduction by us in the executive’s base salary, other than a reduction in base salary that applies to a similarly situated class of our employees or our affiliates (in the case of Messrs. Hession and Morse, material reduction);

(ii)

solely with respect to Messrs. Jenkin or Donovan, any material diminution in the duties or responsibilities of such executive as of the date of the employment agreement, provided that a change in control of the Company that results in our becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

(iii)	solely with respect to Messrs. Hession or Morse, a material diminution in his duties or responsibilities for a period of 45 days or more;
(iv)

solely with respect to Messrs. Jenkin or Donovan, (a) our failure to pay or provide to the executive any material portion of his or her then-current base salary or then-current benefits under their employment agreement (except pursuant to a compensation deferral elected by the executive) or (b) the failure to pay executive any material portion of deferred compensation under any of our deferred compensation programs within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(v)

solely with respect to Messrs. Jenkin or Donovan, our requirement that such executive be based anywhere other than Las Vegas (except, in each case, for required travel on Company business to an extent substantially consistent with the executive’s present business travel obligations);

(vi)	solely with respect to Messrs. Jenkin or Donovan, our failure to obtain satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement;
(vii)	solely with respect to Messrs. Hession or Morse, a material breach of any of our material obligations owed to the executive under his employment agreement; or
(viii)	solely with respect to Mr. Donovan under his amended and restated letter agreement described above, Mark P. Frissora ceasing to be our Chief Executive Officer and President.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2017.

For each of the named executive officers, we have assumed that their employment was terminated on December 31, 2017 and the market value of their unvested equity awards was $12.65 per share, which was the fair market value of our common stock as of December 31, 2017. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon a named executive officer’s termination of employment.

Mark Frissora	Voluntary Termination ($)	Retirement ($)		Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)		Death ($)
Compensation:
Severance Payment	$—	$		$7,500,000	$—	$13,750,000	$—		$—
Short-Term Incentive(5)	—		—	4,494,000	—	4,494,000	4,494,000		4,494,000
Accelerated Vesting of Stock and/or Cash Award(4)	—		—	33,342,565	—	33,342,565	33,342,565		33,342,565
Benefits and Perquisites:
Post-retirement Health Care(1)	—		—	—	—	—	—		—
Medical Benefits	—		—	31,339	—	39,173	—		—
Life and Accident Insurance and Benefits(2)	—		—	50,635	—	63,293	—		3,500,000
Accrued Benefits Under Savings and Retirement Plan(3)	600		600	600	600	600	600		600
Totals	$600		$600	$45,419,139	$600	$51,689,631	$37,837,165	(6)	$41,337,165

Eric Hession	Voluntary Termination ($)	Retirement ($)	Involuntary ot for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)		Death ($)
Compensation:
Severance Payment	$—	$—	$1,103,157	$—	$1,103,157	$1,103,157		$—
Short-Term Incentive(5)	—	—	—	—	—	—		—
Accelerated Vesting of Stock and/or Cash Award(4)	—	—	7,190,749	—	7,190,749	7,190,749		7,190,749
Benefits and Perquisites:
Post-retirement Health Care(1)	—	—	—	—	—	—		—
Medical Benefits	—	—	23,207	—	23,207	23,207		—
Life and Accident Insurance and Benefits(2)	—	—	35,091	—	35,091	35,091		2,153,000
Accrued Benefits Under Savings and Retirement Plan(3)	600	600	600	600	600	600		600
Totals	$600	$600	$8,352,804	$600	$8,352,804	$8,352,804	(6)	$9,344,349

Thomas Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)		Death ($)
Compensation:
Severance Payment	$—	$—	$1,891,125	$—	$1,891,125	$1,891,125		$—
Short-Term Incentive(5)	—	—	1,091,897	—	1,091,897	—		—
Accelerated Vesting of Stock and/or Cash Award(4)	—	—	11,334,723	—	11,334,723	11,334,723		11,334,723
Benefits and Perquisites:
Post-retirement Health Care(1)	146,441	146,441	146,441	—	146,441	146,441		—
Medical Benefits	—	—	—	—	—	—		—
Life and Accident Insurance and Benefits(2)	—	—	40,021	—	40,021	40,021		3,500,000
Accrued Benefits Under Savings and Retirement Plan(3)	600	600	600	600	600	600		600
Totals	$147,041	$147,041	$14,504,807	$600	$14,504,807	$13,412,910	(7)	$14,835,323

Robert Morse	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause or Good Reason Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)		Death ($)
Compensation:
Severance Payment	$—	$—	$1,339,547	$—	$1,339,547	$1,339,547		$—
Short-Term Incentive(5)	—	—	—	—	—	—		—
Accelerated Vesting of Stock and/or Cash Award(4)	—	—	8,043,281	—	8,043,281	8,043,281		8,043,281
Benefits and Perquisites:
Post-retirement Health Care(1)	—	—	—	—	—	—		—
Medical Benefits	—	—	17,800	—	17,800	17,800		—
Life and Accident Insurance and Benefits(2)	—	—	31,465	—	31,465	31,465		2,550,000
Accrued Benefits Under Savings and Retirement Plan(3)	600	600	600	600	600	600		600
Totals	$600	$600	$9,432,693	$600	$9,432,693	$9,432,693	(6)	$10,593,881

Timothy Donovan	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause or Good Reason Termination ($)		For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)		Disability ($)		Death ($)
Compensation:
Severance Payment	$—	$—	$1,103,157		$—	$1,103,157		$1,103,157		$—
Short-Term Incentive(5)	—	—	1,579,037		—	1,579,037		—		—
Accelerated Vesting of Stock and/or Cash Award(4)	—	—	7,076,890		—	7,076,890		7,076,890		7,076,890
Benefits and Perquisites:
Post-retirement Health Care(1)	—	—	—		—	—		—		—
Medical Benefits	—	—	23,420		—	23,420		23,420		—
Life and Accident Insurance and Benefits(2)	—	—	35,303		—	35,303		35,303		2,100,000
Accrued Benefits Under Savings and Retirement Plan(3)	600	600	600		600	600		600		600
Totals	$600	$600	$9,818,407	(8)	$600	$9,818,407	(8)	$8,239,370	(7)	$9,177,490

(1)	Reflects the estimated present value of all future benefits under our health plans.
(2)

Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.

(3)	Reflects the employer match portion for the Company’s 401(k) Plan.
(4)

Represents the value associated with the vesting of all outstanding unvested options, RSUs and cash awards as of December 31, 2017. Any performance options that were unvested as of December 31, 2017 were considered vested and valued at the closing price of the Company’s common stock as of December 31, 2017 ($12.65) - the exercise price of the options. Additional value will be gained if the awards hit their performance thresholds and become exercisable.

(5)	Represents the actual bonus payment for the year ended December 31, 2017, plus, in the case of Mr. Donovan, an additional $1,000,000 if involuntarily terminated.
(6)	Total disability amount for Messrs. Frissora, Hession and Morse excludes long-term disability insurance payments of $25,000 per month.
(7)	Total disability amount for Messrs. Jenkin and Donovan is reduced by long-term disability insurance payments of $25,000 per month, for 18 months.
(8)

Does not include the following benefits to which Mr. Donovan is entitled if involuntarily terminated: payments totaling $500,000 under a one-year consulting agreement that would have commenced on January 1, 2018 and a reimbursement of up to $200,000 for any loss on the sale of Mr. Donovan’s Las Vegas residence.

Compensation of Directors

The following table sets forth the compensation provided by the Company to non-employee directors during 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Award or Unit (8)	Total ($)
Current Directors:
James Hunt(1)	$50,000	$—	$50,000
Thomas Benninger(1)	$37,500	$—	$37,500
John Boushy(1)	$28,750	$—	$28,750
John Dionne(1)	$35,000	$—	$35,000
Matthew Ferko(1)	$35,000	$—	$35,000
Don Kornstein(1)	$35,000	$—	$35,000
David Sambur(1)(2)	$38,750	$—	$38,750
Richard Schifter(1)	$32,500	$—	$32,500
Christopher Williams(1)(3)(4)	$848,509	$—	$848,509
Former Directors:
Jeffrey Benjamin(5)	$—	$—	$—
David Bonderman(5)	$—	$—	$—
Kelvin Davis(5)	$—	$—	$—
Fred Kleisner(3)(5)(6)	$1,363,710	$—	$1,363,710
Gary Loveman(9)	$—	$—	$—
Eric Press(5)	$—	$—	$—
Marc Rowan(5)	$—	$—	$—
Marilyn Spiegel(1)(7)	$28,750	$—	$28,750
Bernard Zuroff(3)(5)	$352,419	$—	$352,419

(1)

For their service on and after October 6, 2017, each of our non-employee directors receives annual cash compensation paid monthly in arrears. These Board members receive an annual retainer of $100,000 plus an additional annual retainer of $25,000 for service on the Audit Committee, an additional annual retainer of $15,000 for service on the Compensation Committee, an additional annual retainer of $15,000 for service on the Nominating and Corporate Governance Committee, and an additional annual retainer of $25,000 for service on the Strategy and Finance Committee.  Also, the annual Chairman service retainers are as follows: $100,000 for Chairman of the Board and $15,000 for Chairman of any of the Board committees. For their service on the Board, on Board committee(s) and as Chairman of the Board or of a Board committee, respectively, from October 6, 2017 through December 31, 2017, our non-employee directors earned the following:

Name	Board Service	Committee Service	Service as Chairman of the Board or a Committee	Total
James Hunt	$25,000	$0	$25,000	$50,000
Thomas Benninger	$25,000	$12,500	$0	$37,500
John Boushy	$25,000	$3,750	$0	$28,750
John Dionne	$25,000	$6,250	$3,750	$35,000
Matthew Ferko	$25,000	$10,000	$0	$35,000
Don Kornstein	$25,000	$6,250	$3,750	$35,000
David Sambur(a)	$25,000	$10,000	$3,750	$38,750
Richard Schifter	$25,000	$3,750	$3,750	$32,500
Marilyn Spiegel	$25,000	$3,750	$0	$28,750
Christopher Williams	$25,000	$3,750	$0	$28,750

(a)

Mr. Sambur is an employee of Apollo.  Pursuant to Apollo Management Group’s internal policies, Mr. Sambur has assigned the right to receive compensation as a director in favor of an affiliate designated by Apollo.

(2)

Mr. Sambur is an employee of Apollo.  Pursuant to Apollo Management Group’s internal policies, Mr. Sambur has assigned the right to receive compensation as a director in favor of an affiliate designated by Apollo.

(3)

Prior to October 6, 2017, each of our non-employee directors not affiliated with the Sponsors received annual cash compensation paid monthly in arrears. These Board members received an annual retainer of $75,000 plus an additional annual retainer of $25,000 for service on the Audit Committee, and an additional annual retainer of $10,000 for service as Chairman of the Audit Committee. For their service on the Board, on the Audit Committee and as Chairman of the Audit Committee, respectively, prior to October 6, 2017, these Board members received the following:

Name	Board Service	Audit Committee Service	Service as Chairman of Audit Committee	Total
Fred Kleisner	$57,324	$19,289	$0	$76,613
Christopher Williams	$57,324	$19,289	$7,662	$84,275
Bernard Zuroff	$57,324	$19,289	$0	$76,613

Additionally, for their service on the Strategic Alternatives Committee (the “SAC”), these Board members received a monthly retainer of $140,000 for Mr. Kleisner, $80,000 for Mr. Williams, and $30,000 for Mr. Zuroff.  Prior to October 6, 2017, Mr. Kleisner received $1,287,097, Mr. Williams received $735,484 and Mr. Zuroff received $275,806 for their service on the SAC.

(4)	Mr. Williams had a total of 14,453 options on December 31, 2017 all of which were exercisable.
(5)	Messrs. Benjamin, Bonderman, Kleisner, Press, Rowan and Zuroff resigned from our Board on October 6, 2017, and Mr. Davis did not stand for re-election at our 2017 annual stockholders meeting.
(6)	Mr. Kleisner had a total of 9,537 options outstanding on December 31, 2017 all of which were exercisable.
(7)	Ms. Spiegel resigned from our Board on January 31, 2018.
(8)	No stock awards or units were issued to the non-employee directors in 2017.
(9)	Mr. Loveman did not receive compensation for service as a member of the Board.

Each of our non-employee directors receives annual equity compensation in an amount equal to $155,000 and the Chairman of the Board receives an additional $50,000 of annual equity compensation.  The number of shares to be granted is the dollar value of the equity compensation divided by the fair market value of the Company’s common stock on the date of grant, rounded up to the nearest whole share.

On April 2, 2018, the Compensation Committee approved an equity grant to members of the Board in consideration of their service for the period of October through December of 2017. Mr. Sambur waived his right to the equity grant. These stock grants were fully vested as of their issuance and the number of shares granted was determined by dividing the following grant date values of the awards by $10.80, the closing price of the Company’s common stock on April 2, 2018, the date of grant, rounded up to the nearest whole share:  $51,250 for Mr. Hunt and $38,750 for each remaining member of the Board, except Mr. Sambur.

All of our directors are reimbursed for any expenses incurred in connection with their service on the Board.

CEO PAY RATIO

In accordance with requirements outlined by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the ratio of the total annual compensation of Mr. Frissora, President and Chief Executive Officer of the Company, to the annual compensation of an identified median employee of the Company.

For 2017, the total annual compensation of the Chief Executive Officer was $23,967,028. The total annual compensation of the identified median employee of our Company was $39,869.65.  Our pay ratio is approximately 601:1.

It is significant to note that 2017 was a unique year for the Company. Immediately following the Emergence in October 2017, the Prior Compensation Committee approved the Founders Retention Grant as a one-time discretionary award of RSUs to the named executive officers and certain other members of management under the 2017 Plan. Management considered this grant to be important in securing on-going retention and engagement of key leaders. The Founders Retention Grant was approximately 69% of the Chief Executive Officer’s total compensation for 2017.

Given the above information, without the Founders Retention Grant, the ratio of the 2017 total annual compensation of the Chief Executive Officer, to the 2017 total annual compensation of the identified median employee would be approximately 187:1.

To identify the median employee, the methodology and assumptions we used were as follows:

We determined that, as of November 14, 2017 (the “determination date”), our total U.S. and non-U.S. employee population consisted of 51,965 individuals. We used this total number of employees to calculate the number of employees excludable under the “de minimis” exemption, described below. We selected the determination date, which is within the last three months of the 2017 fiscal year, as the date we would use to identify the median employee because it reasonably represented our total workforce. Employees who had no hours worked for pay periods ending within two weeks before the determination date were not considered in this analysis.

As permitted by applicable SEC rules, in identifying the median employee, we used the “de minimis” exemption to exclude from our employee population approximately 2,523 employees, or 4.86% of our global workforce, as follows:

Country or Territory	Number of Employees	Percentage of Workforce
South Africa	585	1.13%
Hong Kong	8	0.02%
England	1,499	2.88%
Egypt	431	0.83%
Total	2,523	4.86%

We used total cash compensation as our consistently applied compensation measure to identify the median employee.

For regular employees, we annualized compensation for those hired before the determination date.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018, and the Board recommends that our stockholders ratify the appointment of Deloitte & Touche LLP at the annual meeting.

Deloitte & Touche LLP has audited our financial statements since 2002.

Representatives of Deloitte & Touche LLP will be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to appropriate questions.

Ratification of the appointment of Deloitte & Touche LLP requires affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the annual meeting and entitled to vote at the annual meeting. If the Company’s stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

AUDIT MATTERS

Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2017 are described below.

Fees and Services

The following table summarizes the aggregate fees paid or accrued by the Company to Deloitte & Touche LLP during 2017 and 2016:

(In thousands)	2017	2016
Audit Fees(a)	$15,447.1	$12,316.9
Audit-Related Fees(b)	913.0	1,082.5
Tax Fees(c)	387.4	383.9
All Other Fees(d)	—	—
Total	$16,747.5	$13,783.3

(a)	Audit Fees includes:
•

Audit of the Company’s annual financial statements, including the audits of the various subsidiaries’ financial statements, including those of gaming operations as required by the regulations of the respective jurisdictions;

•	Sarbanes-Oxley Act, Section 404 attestation services;
•	Reviews of the Company’s quarterly financial statements;
•	Consents and other services related to SEC matters; and
•	Related out-of-pocket expenses.

Audit fees in 2017 and 2016 include $0.5 million and $5.4 million, respectively, related to Caesars Growth Partners, LLC (“CGP”), Caesars Growth Properties Holdings (“CGPH”), and CAC. Although these amounts are included in the consolidated financial statements of the Company, the Audit Committee of CAC retained approval authority over fees incurred related to these entities prior to the Emergence Transactions.

(b)	Audit-Related Fees includes:
•	Quarterly revenue and compliance audits performed at certain of our properties as required by state gaming regulations;
•	Agreed-upon procedures engagements;
•	Consultations related to accounting and reporting standards; and
•	Related out-of-pocket expenses.
(c)	Tax Fees includes
•

Fees for tax compliance services totaled $26,717 and $242,673 in 2017 and 2016, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i.	Foreign income tax return assistance;
ii.	Requests for technical advice from taxing authorities; and
iii.	Assistance with tax audits and appeals.

•

Fees for tax-planning and advice services totaled $360,712 and $141,239 in 2017 and 2016, respectively. Tax-planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result. Such services consisted of:

i.	Tax advice related to applicability of repairs and maintenance deductions;
ii.	Tax advice related to research and development activities and expenditures related to IRC Section 41;
iii.	Tax advice related to cost segregation services;
iv.	Tax advice related to transfer pricing; and
v.	Tax advice related to an intragroup restructuring.

	2017	2016
Ratio of Tax Planning and Advice Fees to Audit Fees, Audit-Related Fees, and Tax Compliance Fees	0.022:1	0.010:1

(d)	All Other Fees includes:
•	Fees incurred prior to the Emergence Transactions for special projects primarily associated with CEOC’s emergence from bankruptcy

Independent Registered Public Accounting Firm’s Independence

In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. The Audit Committee determined that such services are compatible with the provision of independent audit services.

Policy on Audit Committee Pre-Approval

All services performed by Deloitte & Touche LLP in 2017 and 2016 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 26, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services that Deloitte & Touche LLP may perform. Any requests for audit services must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Except for such services which fall under the de minimis provision of the pre-approval policy, any requests for audit-related, tax, or other services also must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit, tax, and other services under certain circumstances.

The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	the service is not an audit, review, or other attest service;
2.	the estimated fees for such services to be provided under this provision do not exceed a defined amount of total fees paid to the independent auditor in a given fiscal year;
3.	such services were not recognized at the time of the engagement to be non-audit services; and
4.	such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee.

No fees were approved under the de minimis provision in 2017 or 2016.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with its independence.

The Audit Committee discussed with our internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of the audit of the financial statements, the audit of the effectiveness of our internal control over financial reporting, our progress in assessing the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of our financial reporting, and reports to the Board of Directors on its findings.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited financial statements in our 2017 Annual Report for filing with the Securities and Exchange Commission.

John Dionne, Chairman

Thomas Benninger

Matthew Ferko

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the annual meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the annual meeting.  The proxy card contains discretionary authority for them to do so.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Our Board has a written related party transaction policy and procedures which give our Audit Committee the power to approve or disapprove potential related party transactions of our directors and executive officers, their immediate family members, and entities that hold a 5% or greater beneficial ownership interest in the Company. The Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•Compensation to an executive officer or director that is reported in the Company’s public filings and has been approved or recommended to the Board for approval by the Compensation Committee;

•Transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party; or (c) the person’s position as a partner with the related party and all other related parties, in the aggregate, has an interest of less than 5% interest and is not the general partner of and does not have another position in the partnership;

•Transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•Any transaction where the related party’s interest arises solely from the ownership of any class of the Company’s securities and all holders of that class of the Company’s securities receive the same benefit on a pro rata basis; and

•Any transaction involving a related party where the rates or charges involved are determined by competitive bids.

A related party transaction is defined as a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest.

Background

From 2008 until October 6, 2017 (the “Emergence Date”), the Company was controlled by the Sponsors which held approximately 60% of the Company’s common stock.  Prior to the Emergence Date, the Sponsors also controlled approximately 65% of the common stock of Caesars Acquisition Company (“CAC”).  On January 15, 2015, the Company’s majority owned subsidiary, CEOC (which includes, except as otherwise expressly provided herein, its successor CEOC LLC), and various of its subsidiaries (collectively, the “Debtors”) filed for bankruptcy protection.  As a result of its filing for bankruptcy protection, CEOC was deconsolidated from the Company’s results of operations.

On the Emergence Date, the Debtors completed their reorganization and emerged from bankruptcy and CAC merged with and into the Company.  During the periods involved, the Company, CAC, CEOC and their respective related entities entered into various transactions, certain of which are described herein.

As our merger with CAC (the “Merger”) was accounted for as a reorganization among entities under common control for U.S. GAAP purposes, the financial information included in the Company’s annual report on Form 10-K for the year-ended December 31, 2017 (the “2017 Annual Report) includes the financial results as if CAC was combined into the Company for periods up through the date of the merger, October 6, 2017; consequently, related party disclosures in the 2017 Annual Report do not include CAC as a related party. Related party information included in this Proxy continues to reflect CAC as a related party prior to the date of the Merger.

The Company no longer consolidated CEOC starting from the date CEOC filed for bankruptcy protection, January 15, 2015, through its emergence from bankruptcy, October 6, 2017, as CEOC was a variable interest entity and the Company was not the primary beneficiary for accounting purposes; therefore, transactions between the Company and CEOC were considered related party transactions for accounting purposes from January 15, 2015 through October 6, 2017. The bankruptcy of CEOC had no impact on related party disclosures in this proxy statement and therefore, CEOC is not considered a related party for all periods presented.

The following discussion covers:

•Pre-Emergence Transactions:  Specifically, these are transactions between the Company and various related persons that were outstanding or modified since January 1, 2017 and that were entered into prior to the Emergence.  These transactions include transactions relating to (1) the acquisition of the Company by affiliates of the Sponsors in 2008 (the “Acquisition”), (2) the contribution by the Company of its shares of Caesars Interactive Entertainment, Inc. (“CIE”) outstanding common stock held by one of the Company’s subsidiaries and approximately $1.1 billion in aggregate principal amount of senior notes previously issued by one of the Company’s subsidiaries and that were owned by another Company subsidiary in exchange for non-voting units of Caesars Growth Partners, LLC (“CGP” and, collectively, the “CGP Contribution Transaction”), (3) the affiliates of the Sponsors exercising their basic subscription rights in full to purchase $457.8 million worth of the common stock of CAC and CAC using such proceeds to acquire all of the voting units of CGP, (4) CGP using such proceeds to purchase from subsidiaries of the Company (x) Planet Hollywood Resort & Casino (“Planet Hollywood”) located in Las Vegas, Nevada, (y) the Company’s joint venture interests in a casino then under development by CBAC, LLC (the “Maryland Joint Venture”) in Baltimore, Maryland and (z) a 50% interest in the management fee revenues for both of those properties (collectively, the “Purchase Transaction,” and together with the CGP Contribution Transaction, the “Initial CGP Transactions”), and (5) certain transactions between CGP and the Company following the Initial CGP Transactions.

•Emergence-Related Transactions:  Specifically, these are transactions between the Company and various related persons related that were outstanding or modified since January 1, 2017 and that were entered into in connection or that were related to the Emergence.

•Ongoing Related Party Transactions:  Specifically, these are transactions between the Company and various related persons since January 1, 2017 that are not related to the matters described above.

As a result of the Emergence and the Merger, the Company is no longer controlled by the Sponsors and CEOC is a wholly owned subsidiary of the Company.  As of April 4, 2018, the Sponsors controlled approximately 14% of our common stock.

Pre-Emergence Transactions

Transactions Relating to Ownership of the Company by the Sponsors

Hamlet Holdings Operating Agreement

The Sponsors controlled the Company through an entity named Hamlet Holdings LLC (“Hamlet Holdings”).  All holders of Hamlet Holdings’ equity securities were parties to Hamlet Holdings’ limited liability company operating agreement. The operating agreement provided, among other things, for the various responsibilities of the members. The members included Leon Black, Joshua Harris and Marc Rowan, each of whom was affiliated with Apollo (the “Apollo Members”), and David Bonderman and James Coulter, each of whom was affiliated with TPG (the “TPG Members” and, together with the Apollo Members, the “Members”). The Members had the full and exclusive right to manage Hamlet Holdings, and the consent of at least one Apollo Member and one TPG Member was required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contained customary indemnification rights.

Stockholders’ Agreement

In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors, and certain of their affiliates entered into a stockholders’ agreement with the Company (the “Stockholders’ Agreement”). The Stockholders’ Agreement contained, among other things, the agreement among the stockholders to restrict their ability to transfer stock of the Company, as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders’ Agreement, certain of the stockholders had, subject to certain exceptions, preemptive rights on future offerings of equity securities by the Company. The Stockholders’ Agreement also provided the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on the Board, as well as registration rights of securities of the Company that they own.  Following the Acquisition, our Board was initially composed of at least nine directors, (1) four of whom were designated by the Apollo Members, (2) four of whom were designated by the TPG Members, and (3) one of whom was the chairman. As ownership in us by either of the Sponsors decreased, the Stockholders’ Agreement provided for the reduction in the number of directors the respective Members could designate.  Pursuant to the Stockholders’ Agreement, approval of our Board and at least two directors (one designated by Apollo Members and one designated by TPG Members) was required for various transactions by us, including, among other things, our liquidation, dissolution, merger, sale of all or substantially all of our assets as well as the issuance of our securities in connection with certain acquisitions and joint ventures. The Stockholders’ Agreement was terminated in connection with the Emergence.

Management Investor Rights Agreement

In connection with the Acquisition, the Company entered into a Management Investor Rights Agreement, as amended (the “MIRA”), with certain holders of securities of the Company, including certain members of management of the Company. The agreement governed certain aspects of the Company’s relationship with its management security holders. The agreement, among other things, restricted the ability of management security holders to transfer shares.  The MIRA was terminated in connection with the Emergence.

Services Agreement

Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. We reimbursed the Sponsors for expenses they incurred related to these management services. The agreement also provided for a monitoring fee for management services of $7.5 million each quarter, however, the Sponsors granted a waiver of the monitoring fees due 2015, 2016 and 2017.  In 2017, we reimbursed the Sponsors $34 million in expenses incurred.  The services agreement was terminated in connection with the Emergence.

Voting Agreements

On October 21, 2013, Hamlet Holdings, affiliates of the Sponsors and their co-investors, CAC and the Company entered into a voting rights agreement that governed voting in connection with certain matters and contained, among other things, the agreement among such parties to restrict their ability to transfer stock of CAC, as well as rights of first refusal, tag-along rights and drag-along rights. This agreement terminated in connection with the Emergence.

A separate voting agreement was entered into on July 9, 2016 between the Company and Hamlet Holdings and, with respect to certain provisions of the voting agreement, Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC, TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC, Co-Invest Hamlet Holdings, Series LLC and Co-Invest Hamlet Holdings B, LLC, relating to the voting of CAC shares in connection with the Merger.  This agreement was terminated in connection with the Emergence.

Contribution Agreement

In connection with the Emergence, the Company and Hamlet Holdings entered into a contribution agreement (the “Contribution Agreement”). Pursuant to the Contribution Agreement, Hamlet Holdings agreed to, among other things, contribute, assign, transfer and deliver to the Company 87,605,299 shares of the Company’s common stock beneficially owned by Hamlet Holdings, representing all of the shares of the Company’s common stock beneficially owned by Hamlet Holdings before giving effect to the Merger. The Company agreed to cancel and retire such shares within five business days of receipt.

Registration Rights Agreement

On October 21, 2013, CAC, CGP, the Sponsors and their co-investors and the other parties thereto entered into a registration rights agreement (the “Registration Rights Agreement”) governing demand and shelf registration rights with respect to CAC Class B common stock and CAC Class A common stock held by the parties.

As a result of the Merger, the Sponsors’ demand and shelf registration rights under the Registration Rights Agreement will apply to the Company’s common stock received in exchange for their CAC Common Stock in the Merger, and the Company will assume CAC’s obligations under the Registration Rights Agreement. In addition, to the extent that the Company’s common stock held by the Sponsors and their co-investors is deemed control and/or restricted securities, the Sponsors and their co-investors will also have the right to have all of their Company common stock registered under the Securities Act of 1933, pursuant to their demand and shelf registration rights.

Other Pre-Emergence Transactions

Caesars Growth Partners, LLC

CGP was a joint venture between the Company and CAC.  Immediately prior to the Merger of CAC into the Company, 60.9% of the economic interests in CGP were held by the Company and 39.1% of the economic interests in CGP were held by CAC.  During 2017, certain Company subsidiaries and CAC were parties to CGP’s amended and restated limited liability company agreement (as amended from time to time, the “CGP Operating Agreement”) under which CAC managed and operated the business and affairs of CGP as the managing member and sole holder of its voting units.  Under the CGP Operating Agreement, CAC could request certain back-office and advisory services from CEOC under the CGP Management Services Agreement (as defined below). Approval by the CAC’s board of directors was required to approve certain significant corporate actions at CGP, including, among other things, liquidation or dissolution; merger, consolidation or sale of all or substantially all of the assets of CGP or any of its subsidiaries; acquisitions or investments outside of the ordinary course of business; and material amendments to the CGP Operating Agreement.  In connection with the sale of CIE’s social and mobile games business, the CGP Operating Agreement was amended to, among other things, permit CGP to make one or more non-pro rata special distributions following the sale to (1) the Company members in an amount (a) up to $235 million for the payment of professional fees and certain payment obligations set forth in the CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016 (as subsequently amended, the “CIE Proceeds Agreement”), by and among the Company, CAC, CIE and CEOC, and certain agreements related to CEOC’s bankruptcy, (b) up to $50 million for the replenishment of a deposit previously made by the Company for the support or advancement of a proposed casino project in South Korea, and (c) equal to a $35 million special distribution to satisfy certain payment obligations as set forth in the CIE Proceeds Agreement and (2) CAC of up to $300 million to pay tax liabilities resulting from the sale.

CGP Management Services Agreement and CIE Shared Services Agreement

In connection with the Initial CGP Transactions, CAC and CGP entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provided certain services to CAC, CGP and their subsidiaries (the “CGP Management Services Agreement”). Generally, the services that would otherwise be performed under the CGP Management Services Agreement were performed by CES (discussed below) pursuant to other arrangements. Under the CGP Management Services Agreement, at the request of CAC, CEOC could also provide certain business advisory services, including identifying and analyzing opportunistic investments and developing and implementing corporate and business strategies. While CEOC could provide recommendations in its role as service provider, its primary role under the CGP Management Services Agreement was to provide administrative and operational services as requested by CAC’s board of directors and executive officers. CAC held all of the voting and decision-making power to authorize and implement strategies and operational direction at CGP.

CIE, a subsidiary of CAC, was party to that certain shared services agreement, dated as of May 1, 2009 (the “Shared Services Agreement”) with the Company and one of its subsidiaries which contemplated the provision of certain services to CIE. The agreement, among other things, provided for payment of a service fee to the Company in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%.  Since 2015, all services were provided by CES in accordance with the CES Agreements discussed below with the CIE Cost Allocation calculated in accordance with the Shared Services Agreement.

A Services Termination Agreement entered into in connection with the Emergence terminated the above agreements and also provided that notwithstanding the termination of these agreements, CIE and CGP will continue receiving from CES services similar to those provided by CES under these agreements as set forth and in accordance with the Omnibus Agreement (defined below).

CIE Cross-Marketing and Trademark License Agreement

CIE is party to a cross-marketing and trademark license agreement with each of Caesars World, Inc. (“CWI”), Caesars License Company LLC (“CLC”), the Company and CEOC (the “Cross Marketing and Trademark License Agreement”). In addition to granting CIE the exclusive rights to use various trademarks of the Company in connection with social and mobile games and online real money gaming in exchange for royalty payments to CEOC of 3% of the net sales derived from such games, this agreement also provides that the Company and CEOC will provide certain marketing and promotional activities for CIE, including its participation in the Total Rewards loyalty program, and CIE will provide certain marketing and promotional activities for the Company and CEOC. However, the marketing and promotional activities that would otherwise be performed under the Cross Marketing and Trademark License Agreement are now performed by CES under the CES Agreements described below. The agreement also provides for certain revenue share arrangements where CIE pays CEOC a percentage of net sales derived from customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement’s terms.

On September 23, 2016, CIE sold its social and mobile games business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash. In connection with such sale, CIE granted Playtika, Ltd. licenses to certain intellectual property owned by or licensed to CIE, and Playtika, Ltd. granted a license to CIE in certain patents owned by Playtika, Ltd. and Playtika Santa Monica, LLC.

Management Agreements

Planet Hollywood

PHW Las Vegas, LLC and PHW Manager, LLC, each a subsidiary of CEOC, entered into a Hotel and Casino Management Agreement dated as of February 19, 2010 that engages PHW Manager, LLC to manage and operate Planet Hollywood. The initial term of the agreement is 35 full calendar years, and may be extended by PHW Manager, LLC for two additional terms of ten years each. PHW Manager, LLC is entitled to a base fee of 3% of adjusted gross operating revenue of PHW Las Vegas LLC and an incentive fee of 4.5% of EBITDA less the base management fee of PHW Las Vegas, LLC for each operating year. In connection with the Initial CGP Transactions, PHW Las Vegas, LLC assigned the management agreement to a newly formed subsidiary, PHWLV, LLC, that holds Planet Hollywood and related assets, with the equity interests of such subsidiary purchased by CGP, a subsidiary of CAC. PHW Manager, LLC assigned this agreement to CES on October 1, 2014.

The LINQ Hotel and Casino, The Cromwell and Bally’s Las Vegas

On May 5, 2014, each of 3535 LV NewCo, LLC (“3535 LV NewCo”), Corner Investment Company, LLC (“CIC”) and Parball NewCo, LLC (“Parball NewCo”) (each a “Property Licensee” and collectively, the “Nevada Property Licensees”), each an indirect subsidiary of CGP, entered into a Nevada Property Management Agreement (collectively, the “Nevada Property Management Agreements”) with the applicable property management entities (each a “Nevada Property Manager” and collectively, the “Nevada Property Managers”). Each Nevada Property Manager is a subsidiary of CEOC. Pursuant to the Nevada Property Management Agreements, the ongoing management fees payable to each of the Nevada Property Managers consist of (1) base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (2) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Nevada Property Managers under each of the Nevada Property Management Agreements. Pursuant to the Nevada Property Management Agreements, among other things, the Nevada Property Managers will provide management services to the applicable property. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement (as defined below). Each Nevada Property Manager assigned its Nevada Property Management Agreement to CES on October 1, 2014.

Harrah’s New Orleans

On May 20, 2014, Jazz Casino Company, LLC (the “Louisiana Property Licensee”), an indirect subsidiary of CGP, entered into that certain Property Management Agreement (the “Louisiana Property Management Agreement”) with a property manager (the “Louisiana Property Manager”), which is a subsidiary of CEOC. Pursuant to the Louisiana Property Management Agreement, the ongoing management fees payable to the Louisiana Property Manager consist of (1) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (2) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Louisiana Property Manager under the Louisiana Property Management Agreement. Pursuant to the Louisiana Property Management Agreement, among other things, the Louisiana Property Manager will provide management services to Harrah’s New Orleans. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement. The Louisiana Property Manager assigned the Louisiana Property Management Agreement to CES on October 1, 2014.

Maryland Joint Venture

Caesars Baltimore Management Company, LLC, an indirect subsidiary of CEOC, and the Maryland Joint Venture are party to that certain Management Agreement, dated October 23, 2012, that engages Caesars Baltimore Management Company, LLC to manage and operate the casino developed by the Maryland Joint Venture.  The initial term of the agreement is until the 15th anniversary of the date on which the managed facilities opened for business on an ongoing basis to the general public. Caesars Baltimore Management Company, LLC will have the right to extend the initial term for one additional ten-year period. Caesars Baltimore Management Company, LLC is entitled to a base management fee of 2% of net operating revenues of the Maryland Joint Venture and an incentive management fee of 5% of EBITDA of the Maryland Joint Venture, except that in certain situations the incentive management fee may fall to 4%, 3% or 2% of EBITDA.

CIE’s Credit Agreement with the Company

On November 29, 2011, CIE entered into the second amended credit agreement with the Company whereby the Company agreed to provide CIE with a revolving credit facility of up to $146.9 million. The credit facility had an outstanding principal balance of $39.8 million as of December 31, 2014, which was repaid in its entirety during the year ended December 31, 2015.

CES Agreements

In May 2014, the Company formed Caesars Enterprise Services, LLC (“CES”), a joint venture among CEOC, Caesars Entertainment Resort Properties, LLP (a wholly owned subsidiary of the Company, “CERP”), and Caesars Growth Properties Holdings, LLC (“CGPH”), an indirect subsidiary of CGP (together, the “CES Members” and individually, a “CES Member”). At that time, the parties entered into the Omnibus Agreement (described below), which granted various licenses to the CES Members and certain of their affiliates in connection with the implementation of CES.  Under the Omnibus Agreement, CEOC, CLC, CWI and certain of CEOC’s subsidiaries that are the owners of properties and related intellectual property granted CES a non- exclusive, irrevocable, worldwide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the CES Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”). CERP and CGPH also granted CES non-exclusive licenses to certain intellectual property, including intellectual property that is specific to properties controlled by CERP, CGPH or their respective subsidiaries.

CES manages certain Enterprise Assets and the other assets it owns, licenses or controls. In addition, certain of CEOC’s subsidiaries’ property management agreements have been assigned to CES and others may be assigned to CES in the future. While CES has attained certain key regulatory approvals, before CES can commence all activities in ten jurisdictions, it may be required to obtain additional regulatory approvals in certain jurisdictions. Operating expenses are allocated to each CES Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements.  Corporate expenses that are not allocated to the properties directly are allocated by CES to CEOC, CERP, and CGPH according to their allocation percentages (65.4%, 21.8% and 12.8%, respectively), subject to annual review.

CES employs the employees who provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. The employees include corporate and shared-services employees. However, with respect to such employees’ services in jurisdictions where CES regulatory approval has not been obtained, CEOC and its subsidiaries retain control over such services through the employer understanding agreements with CES. CES’s employment of the corporate and shared-services employees has occurred in stages commencing October 2, 2014. In connection with employing the employees, CES assumed such employees’ employment agreements (including the executive officers’ employment agreements) and any collective bargaining agreements covering the employees.

Second Amended and Restated Omnibus License and Enterprise Services Agreement

In 2014, CEOC, CGPH and CERP (collectively, the “Members” and each, a “Member”), CLC, Caesars World LLC (formerly Caesars World, Inc.) (“Caesars World”) and CES entered into the Omnibus License and Enterprise Services Agreement (as further amended and restated or otherwise modified from time to time, the “Omnibus Agreement”), pursuant to which certain intellectual property licenses were granted to the Members and certain of their affiliates in connection with the establishment of CES. CES was funded in 2014 through initial contributions by two of the Members, including cash contributions by CERP of $42.5 million and CGPH of $22.5 million. Certain executives and employees of the Members were transitioned to CES and their services were available to the Members and certain of their affiliates as part of CES’s services under the Omnibus Agreement.

In connection with the Emergence, the Omnibus Agreement has been amended and modified and, as a result of such amendments, the Omnibus Agreement: (i) reflects the ownership of system-wide intellectual property by CES and its subsidiary, CLC, and ownership of property-specific intellectual property by each of CEOC LLC, CGPH and CERP and their respective subsidiaries; (ii) provides for the licensing of system-wide intellectual property to each of CEOC LLC, CGPH and CERP and their respective subsidiaries in connection with properties that they own, operate or manage, for so long as any such property is the subject of a property management agreement with an affiliate of the Company; (iii) provides for the licensing of property-specific intellectual property from each of CEOC LLC, CGPH and CERP and their respective subsidiaries to CES for use in connection with system-wide services and the performance of services by CES; (iv) provides for the licensing of certain CERP-specific intellectual property for use in connection with CERP properties; (v) provides for the perpetual licensing of the Bally’s and Harrah’s trademarks in connection with Bally’s Las Vegas and Harrah’s New Orleans; (vi) provides for the perpetual licensing of certain system-wide intellectual property that is used primarily at CGPH managed properties; and (vii) provides for the licensing of the “Caesars” trademark as part of the corporate name of each of CEOC LLC, CGPH and CERP and their respective subsidiaries. The Omnibus Agreement further provides for the provision of centralized services provided by CES.

World Series of Poker (“WSOP”) Trademarks

CIE owns the WSOP trademarks and associated rights. CEOC has a perpetual, royalty-free license to use the WSOP trademarks in connection with operating WSOP- branded poker rooms and selling certain WSOP-branded retail items.

LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel to CERP and CGP. Together, CERP and CGP pay approximately $2 million annually, subject to a 3% annual increase through expiration of the lease agreement in April 2028.

Emergence-Related Transactions

Restructuring and Support Agreements

The Caesars RSAs

In connection with the Merger and the restructuring of CEOC (the “Restructuring”), each of the Company and CAC entered into restructuring support agreements with CEOC. Pursuant to the Caesars RSAs, the Company and CAC agreed to, among other things, support the Restructuring, negotiate definitive documentation in furtherance thereof and not take actions that would interfere with the Restructuring. In addition, the Company agreed to take, and cause its controlled subsidiaries (other than CEOC) to take, all actions necessary or appropriate to complete the plan or reorganization of CEOC.

The Company and CAC could have terminated the Caesars RSAs based on, among other things, (a) the exercise of their fiduciary duties as set forth in the Caesars RSAs or (b) the Emergence not occurring by December 31, 2017. CEOC could have terminated the Caesars RSAs based on, among other things, (x) CEOC’s exercise of its fiduciary duties as set forth in the Caesars RSAs or (y) the Emergence not occurring by December 31, 2017.  The RSAs were terminated in connection with the Emergence.

Voting Agreements

In connection with the Caesars RSAs, each of the Company and CAC entered into Voting Agreements with Hamlet Holdings and, solely with respect to certain provisions of such Voting Agreements, affiliates of Apollo and TPG and certain of their co-investors. The Voting Agreements governed the voting of shares of the Company and CAC common stock in connection with the Merger and terminated in connection with the Emergence.

CIE Sale Transaction Escrow Account

In connection with the sale of CIE’s social and mobile games business, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash, a portion of the proceeds from the sale was held in an escrow account from the date of the sale through the Emergence Date.  From the escrow account the Company paid certain bankruptcy-related expenses as approved by the parties to the sale agreement.

Merger with Caesars Acquisition Company

As previously reported, the Company and CAC entered into an Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, as amended by the First Amendment to the Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, on October 6, 2017 CAC merged with and into the Company, with the Company as the surviving company. Upon consummation of the Merger, each share of Class A common stock, par value $0.001 per share, of CAC issued and outstanding immediately prior to the effective time of the Merger was converted into, and became exchangeable for, 1.625 shares of common stock, par value $0.01 per share, of the Company resulting in the Company issuing 226,128,877 shares of Company common stock to the holders of CAC common stock.

CEOC’s Emergence from Chapter 11 Bankruptcy

On January 17, 2017, the United States Bankruptcy Court for the Northern District of Illinois entered an order approving and confirming the Debtors’ third amended joint plan of reorganization (the “Plan”) CEOC and its debtor subsidiaries (the “Debtors”). On October 6, 2017, the Debtors consummated their reorganization pursuant to the Plan. The Plan provided for, among other things:

•	A global settlement of all claims the Debtors may have against the Company and its affiliates;
•	Comprehensive releases for the Company and its affiliates and CAC and its affiliates; and

•

The reorganization of CEOC as an operating company (“OpCo”) and a property company (“PropCo”). OpCo, which became a limited liability company in connection with the reorganization by merging with and into CEOC, LLC (“CEOC LLC”), a wholly-owned subsidiary of the Company, with CEOC LLC as the surviving entity. OpCo operates certain properties and facilities formerly held by CEOC, and PropCo holds certain real property assets and related fixtures formerly held by CEOC and leases those assets to OpCo. OpCo, or CEOC LLC, is CEOC’s successor and a wholly-owned operating subsidiary of the Company. PropCo, now known as VICI Properties, Inc. (“VICI Properties”), is a separate entity that is not consolidated by the Company and is owned by certain of CEOC’s former creditors.

In order to support distributions under the Plan, the Plan was conditioned upon the Company making significant cash and non-cash contributions to the Debtors’ reorganization. The key components of the Plan included:

•

Approximately $925 million (less forbearance fees already paid prior to the Effective Date) in cash to fund Plan distributions, other restructuring transactions contemplated by the Plan, and general corporate purposes, and an additional $164 million to fund distributions to certain classes of the Debtors’ unsecured creditors;

•	An approximate $765 million bank guaranty settlement purchase price for the benefit of CEOC’s first lien bank lenders;
•

The purchase by the Company of 100% of OpCo’s common equity (“New CEOC Common Equity”) for $700 million (with no associated fee), with the cash distributed to creditors in connection with the division of CEOC into OpCo and PropCo;

•	The issuance by OpCo of Series A Preferred Equity (“New CEOC Preferred Equity”) to certain creditors of the Debtors, which was exchanged for the Company’s common stock, as described below;
•

The issuance of approximately 562 million shares of the Company’s common stock to certain creditors of the Debtors valued at $12.80 per share immediately prior to the Effective Date, representing 59.1% of outstanding the Company’s Common Stock after giving effect to the Merger and CEC Common Equity Buyback (as described below), in exchange for the New CEOC Preferred Equity and settlement of all claims the Debtors may have against the Company and its affiliates;

•

A call right agreement giving PropCo up to five years to purchase the real property and the related fixtures associated with the Harrah’s Laughlin and Harrah’s Atlantic City properties from CERP and the Harrah’s New Orleans property from CGPH, both wholly-owned subsidiaries of the Company;

•	A guarantee of CEOC LLC’s monetary obligations under the master leases with VICI Properties;
•	The issuance by the Company of approximately $1.1 billion aggregate principal amount of 5.00% Convertible Senior Notes due 2024 (the “Convertible Notes”);
•

The repurchase of approximately 146 million shares of the Company’s Common Stock for approximately $1.0 billion in cash from certain creditors of the Debtors at a pre-negotiated price of $6.86 per share (the “CEC Common Equity Buyback”); and

•	The extinguishment of all loans and other obligations under the bank guaranty settlement as of the Effective Date, with the current holder thereof receiving the Company’s common stock.

CEOC LLC Acquisition

On October 6, 2017 and in accordance with the Plan, the Company completed the acquisition of CEOC LLC for approximately $2.3 billion using a combination of $700 million in cash and stock consideration of approximately $1.6 billion in exchange for all New CEOC Common Equity and New CEOC Preferred Equity, respectively.

Ongoing Relationships Between the Company and its Affiliates

The following are summaries of the material terms of transactions and agreements between the Company and its affiliates as of the date of this proxy statement. The summaries may not contain all of the information about the transactions and agreements that is important to you. The summaries in this section and elsewhere in this document are qualified in their entirety by reference to the agreements applicable to such transactions or the referenced agreements, as applicable. You are encouraged to read the referenced agreements in their entirety.

XOJet, Inc.

XOJet, Inc. (“XOJet”), a private aviation company, is a TPG portfolio company. the Company and XOJet are parties to a Custom Membership Program Agreement pursuant to which, among other things, the Company has access to XOJet aircrafts at contractually agreed-upon hourly rates. Pursuant to the terms of this agreement, the Company incurred expenses of approximately $300,000 since January 1, 2017.

Sabre, Inc.

Sabre, Inc. (“Sabre”), a private travel sector technology company, is a TPG portfolio company. The Company and Sabre are parties to a Hotel Associate Distribution and Services Agreement pursuant to which, among other things, the Company uses Sabre’s technology to assist customers with booking hotel rooms. Pursuant to the terms of this agreement, the Company incurred expenses of approximately $300,000 since January 1, 2017.

Avaya Inc.

Avaya Inc. (“Avaya”), a public communications solutions company, is a TPG portfolio company. The Company and Avaya are parties to a Customer Agreement pursuant to which, among other things, Avaya supplies the Company with technology products and services, software licenses and support for such products and services. Pursuant to the terms of this agreement, the Company incurred expenses of approximately $200,000 since January 1, 2017.

Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (“NCL”), a public cruise ship operations company, is an Apollo funds and TPG portfolio company. The Company and NCL are parties to a marketing agreement pursuant to which, among other things, NCL pays the Company a percentage of NCL’s gaming revenue. Pursuant to the terms of this agreement, the Company and NCL’s mutual business transactions amounted to approximately $200,000 since January 1, 2017.

AGS, LLC

AGS, LLC is a full-service designer and manufacturer of gaming products for the casino floor and is an Apollo funds company.  Pursuant to an agreement with AGS, the Company incurred expenses of approximately $5.8 million since January 1, 2017.

NOVITEX

Novitex is an Apollo funds company that manages print services and related equipment on an outsourced basis.  Pursuant to the terms of this agreement, the Company incurred expenses of approximately $181,000 since January 1, 2017.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding capital stock based on public disclosures or otherwise known to the Company as of March 26, 2018:

•	Each person or group known to us to be the beneficial owner of more than 5% of our capital stock;
•	Each of our named executive officers in the Summary Compensation Table;
•	Each of our directors and director nominees; and
•	All of our current directors and executive officers as a group.

As of March 26, 2018, the Company had 698,225,692 shares of common stock issued and outstanding.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class
>5% Stockholders
Hamlet Holdings (1)(3)	99,697,012	14.28%
Apollo Funds (1)(2)(5)	52,158,107	7.45% +
TPG Funds (1)(3)(4)(5)	45,492,079	6.52% +
Canyon Capital Advisors LLC (6)	57,628,583	8.10%
T Rowe Price Group Inc (6)	55,211,366	7.74%
Senator Investment Group, LP(6)	53,179,473	7.45%
Pacific Investment Management Co. (6)	46,055,185	6.49%
Soros Fund Management LLC, George Soros and Robert Soros (11)	41,548,467	5.89%
Vanguard Group	35,715,220	5.12%
Non-Employee Directors
Thomas Benninger
John Boushy	20,000	*
John Dionne
Matthew Ferko
James Hunt
Don Kornstein	42,413	*
David Sambur(7)
Richard Schifter
Christopher Williams(8)	38,381	*
Named Executive Officers
Timothy Donovan(8)	437,490	*
Mark Frissora(8)(9)	2,278,680	*
Eric Hession(8)	533,636	*
Thomas Jenkin(8)	806,421	*
Robert Morse(8)	578,367	*
All current directors and executive officers as a group (8)(10)	6,424,979	*

*	Indicates less than 1%.
+	87.2% of the shares held by Apollo Funds and 100% of the shares held by TPG Funds are included in the 14.28% ownership of Hamlet Holdings.

(1)

Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and, together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and, together with “Co-Invest B”, the “Co-Invest Funds”), granted an irrevocable proxy as amended and restated, (the “Irrevocable Proxy”) in respect of all of the shares of common stock held by such entity to Hamlet Holdings, irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the common stock held by such entity at any meeting (and any adjournment or postponement thereof) of Caesars’ stockholders and in connection with any written consent of Caesars’ stockholders and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of common stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings. Of the 99,697,012 shares of Hamlet Holdings, TPG directly owns 45,492,079 shares, Apollo directly owns 45,492,075 shares, and co-invest funds hold 8,712,856 shares

(2)

The Apollo Funds and the Co-Invest Funds directly hold an aggregate of 54,204,933 shares of common stock. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Apollo Hamlet B. Apollo Management VI, L.P.  (“Management VI”) is the general partner of AIF VI and one of two managing members of each of the Co-Invest Funds. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B and serve as the managers, as well as executive officers, of Management Holdings GP. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The address of the Apollo Funds, AIF VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)

The TPG Funds and the Co-Invest Funds directly hold an aggregate of 54,204,935 shares of Caesars common stock. The TPG Funds disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)

Mr. David Bonderman and Mr. James Coulter are sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the sole member of TPG Group Holdings (SBS) Advisors, LLC, which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(5)

All shares held by the Apollo Funds, the TPG Funds and the Co-Invest Funds, representing 14.28% of Caesars’ outstanding common stock, are subject to the Irrevocable Proxy granting Hamlet Holdings sole voting and sole dispositive power with respect to such shares. The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo and holds approximately

16.66% of the limited liability company interests of Hamlet Holdings and David Bonderman and James Coulter, each of whom is affiliated with the TPG Funds and holds approximately 25% of the limited liability company interests of Hamlet Holdings.

(6)

Canyon Capital Advisors LLC held 44,269,957 common shares as well as 13,358,626 shares issuable upon conversion of notes. T Rowe Price Group Inc. held 40,143,905 common shares as well as 15,067,461 shares issuable upon conversion of notes. Senator Investment Group, LP held 37,240,621 common shares as well as 15,938,852 shares issuable upon conversion of notes. Pacific Investment Management Co. held 34,761,955 common shares as well as 11,293,230 shares issuable upon conversion of notes. Soros Fund Management LLC holds 34,498,395 common shares as well as 7,050,072 shares issuable upon conversion of notes.

(7)

David Sambur is affiliated with Apollo or its affiliated investment managers and advisors. Mr. Sambur disclaims beneficial ownership of the shares of common stock that are beneficially owned by Hamlet Holdings or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Mr. Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.

(8)

Includes common stock that may be acquired within 60 days of the Record Date pursuant to outstanding stock options: Mr. Hession, 5,000 shares; Mr. Donovan, 12,834 shares; Mr. Jenkin, 22,000 shares; and 56,823 shares for all directors and executive officers as a group.

(9)	Includes 422,925 shares directly held in a trust and 1,900 shares held by Mr. Frissora’s daughter, of which Mr. Frissora disclaims beneficial ownership.
(10)	Unless otherwise specified, the address of each of our directors and named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.
(11)

Soros Fund Management LLC (“SFM LLC”) is the principal investment manager to Quantum Partners LP, a Cayman Islands exempted limited partnership (“Quantum Partners”).  As such, SFM LLC has been granted investment discretion over portfolio investments, including securities of the Company, held for the account of Quantum Partners. George Soros serves as Chairman and Manager of SFM LLC and Robert Soros serves as Manager of SFM LLC.   SFM LLC, Quantum Partners, George Soros and Robert Soros are collectively referred to herein as the “SFM Persons”.

The amounts set forth above reflect 41,548,467 shares of common stock, including 7,050,072 shares issuable upon the conversion of notes held by Quantum Partners.

Pursuant to a letter agreement entered into with the Company on April 3, 2018 (the "Conversion Cap Agreement"), Quantum Partners agreed to not be entitled to exercise the right to convert any convertible notes or otherwise receive any shares of common stock upon conversion of any convertible note if, after having given effect to the conversion, the SFM Persons would beneficially own an aggregate number of shares greater than 4.99% of the then outstanding shares of common stock, unless the SFM Persons provide satisfactory evidence to the Company that they have obtained a license, qualification or waiver from one or more applicable gaming regulatory authorities.  Giving effect to the Conversion Cap Agreement, as of April 3, 2018, the SFM Persons may be deemed to beneficially own 34,781,209  shares, or 4.99%, of the Company’s outstanding shares of common stock.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. This information can be inspected and copied at the Public Reference Room at the SEC’s office at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Such information may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information we file electronically. Our website address is www.caesars.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

Las Vegas, Nevada

April 10, 2018

ANNUAL MEETINg OF STOCKHOLDERS OF CAESARS Annual Meeting of Stockholders of Caesars Entertainment Corporation  ENTERTAINMENT CORPORATION   to be held on Wednesday, May 30, 2018   Date: May 30, 2018  Time: 11:00 A.M. Pacific Time for Holders as of April 4, 2018  Place: Pisa and Palermo Rooms, Caesars Palace, Las Vegas, NV   This proxy is being solicited on behalf of the Board of Directors   Please make your marks like this:    Use dark black pencil or pen only  VOTE BY:   INTERNET    TELEPHONE Call   Please separate carefully at the per  foration and return just this portion in the envelope provided.   Board of Directors Recommends a Vote FOR proposals 1, 2, and 3.   1: The election of four directors to serve until the 2019 annual  meeting of the stockholders of the Company or until suchdirector’s respective successor is duly elected and qualified.   Go To   866-416-3128    •  Use any touch-tone telephone.  •  Have your Proxy Card/Voting Instruction Form ready.  www.proxypush.com/CZR   •  Cast your vote online. OR  Directors   Recommend  •  View Meeting Documents.  •  Follow the simple recorded instructions. CUMULATE VOTE For Withhold    MAIL   01 Mark Frissora    For   OR •  Mark, sign and date your Proxy Card/Voting Instruction Form.   •  Detach your Proxy Card/Voting Instruction Form.  •  Return your Proxy Card/Voting Instruction Form in the  postage-paid envelope provided.   You may allocate your votes to individual director nominees on a cumulative basis, as explained in the accompanying proxy   statement. The total number of cumulated votes that you are entitled to is obtained by multiplying the number of shares of  common stock of Caesars Entertainment Corporation that you own by four (4), i.e. the number of director nominees that  are up for election this year. You can distribute such votes to one or several director nominees by writing in the number of   votes you wish to cast for that nominee on the line next to the name(s) of the respective nominee(s). You can choose not to   distribute any votes to a nominee, in which case you must write nothing on the line next to the nominee(s)’s name or write   the digit 0 (zero). The total number of votes distributed to the nominees as per the above cannot exceed the total number  of your cumulated votes. If you do not wish to allocate your votes on a cumulative basis, you can vote “For” a nominee(s)  or “Withhold” a vote from a nominee(s) by marking the corresponding box. If you distribute votes to a nominee, it is not  necessary to also mark any box because such distribution is assumed to represent a vote “For” such nominee.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION   IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE  PROPOSALS IN ITEMS 1 AND 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER ITEM 3.   All votes must be received by 8:00 P.M., Pacific Time, May 29, 2018.   PROXY TABULATOR FOR  CAESARS ENTERTAINMENT CORPORATION   P.O. BOX 8016  For  02 James Hunt    For  03 John Dionne    For  04 Richard Schifter    For Against Abstain   2: To ratify the appointment of Deloitte & Touche  For   LLP as the Company’s independent registered   public accounting firm for the year endingDecember 31, 2018.   For Against Abstain   3: To transact such other business as may  For   properly come before the meeting or any   adjournment of the meeting.   Instruction: Unless otherwise specified, this proxy authorizes the proxies named   on the reverse side to cumulate all votes that the undersigned is entitled to cast   CARY, NC 27512-9903    at the annual meeting for, and to allocate such votes among, one or more of the  nominees listed above in the sole and absolute discretion of the proxies.   Authorized Signatures - This section must be  completed for your Instructions to be executed.    EVENT #    Please Sign Here Please Date Above   CLIENT #   Please Sign Here Please Date Above   Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all  persons should sign. Trustees, administrators, etc., should include title and authority. Corporations  should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy — Caesars Entertainment Corporation  Annual Meeting of Stockholders  May 30, 2018, 11:00 A.M. (Pacific Time)  This proxy is solicited on behalf of the Board of Directors   The undersigned hereby appoints each or any of Mark Frissora, Timothy Donovan,  and Scott Wiegand (the “Named Persons”) as proxies, with full power of  substitution, to vote the shares of common stock of Caesars Entertainment  Corporation, a Delaware corporation (the “Company”), the undersigned is entitled  to vote at the annual meeting of stockholders of the Company to be held in the  Pisa and Palermo Rooms, Caesars Palace, One Caesars Palace Drive,  Las Vegas, NV 89109, on Wednesday, May 30, 2018 at 11:00 A.M. Pacific Time  and all adjournments thereof.   The purpose of the annual meeting is to take action on the following:   1.  The election of four directors to serve until the 2019 annual meeting of the  stockholders of the Company or until such director’s respective successor is duly  elected and qualified;  2.  To ratify the appointment of Deloitte & Touche LLP as the Company’s  independent registered public accounting firm for the year ending  December 31, 2018; and  3.  To transact such other business as may properly come before the meeting or  any adjournment of the meeting.  The four directors up for election are: Mark Frissora, James Hunt, John Dionne,  and Richard Schifter.   The Board of Directors of the Company recommends a vote “FOR” all nominees  for director and “FOR” each proposal.   This proxy, when properly executed, will be voted in the manner directed  herein. If no direction is made, this proxy will be voted “FOR” all nominees  for director and “FOR” each proposal. In their discretion, the Named  Persons are authorized to vote upon such other matters that may properly  come before the annual meeting or any adjournment or postponement  thereof.   You are encouraged to specify your choice by marking the appropriate box  (SEE REVERSE SIDE) but you need not mark any box if you wish to vote  in accordance with the Board of Directors’ recommendation. The Named  Persons cannot vote your shares unless you sign and return this card.   To attend the meeting and vote your shares  in person, please mark this box.